UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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CDI Corp.

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1717 Arch Street, 35th Floor Philadelphia, Pennsylvania 19103-2768	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2016

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Dear Shareholder:

The 2016 Annual Meeting of the Shareholders of CDI Corp. will be held in the 51 West Room on the 51st Floor of Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania, on Tuesday, May 17, 2016 at 10:00 a.m., for the following purposes:

1.	To elect nine directors of CDI;

2.	To approve CDI’s executive compensation in a non-binding advisory vote;

3.	To ratify the appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2016; and

4.	To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 15, 2016 are entitled to notice of and to vote at the Annual Meeting. The vote of each shareholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign and promptly return the accompanying proxy card in the accompanying postage-paid envelope. Most shareholders can also vote their shares online or by telephone. See the instructions on your proxy card or in the attached Proxy Statement. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Brian D. Short, Secretary

Dated: April 13, 2016

Philadelphia, Pennsylvania

1717 Arch Street, 35th Floor Philadelphia, Pennsylvania 19103-2768	PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 17, 2016

This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of CDI Corp. (which is referred to in this Proxy Statement as “CDI”,

“the company” or “we”) beginning on or about April 18, 2016.

2016 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement carefully before voting.

2016 Annual Meeting Information

Date and Time: May 17, 2016 at 10:00 a.m.

Location: 51 West Room, 51st Floor, Three Logan Square, 1717 Arch St., Philadelphia, PA

Record Date: March 15, 2016

Common Shares Outstanding as of Record Date: 19,721,554

How to Vote: Most shareholders can vote online, by telephone, by mail or in person at the Annual Meeting

Items to be Voted On and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more information)
1. Election of Directors	FOR ALL	8-10
2. “Say-on-pay” advisory vote to approve executive compensation	FOR	58
3. Ratify appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2016	FOR	59-61

The Nine Nominees for Director

				Board Committees
Name	Director Since	Independent?	Position	Audit	Compensation	Executive	Finance	Governance & Nominating
Joseph L. Carlini	2014	Yes	CEO of McKean Defense Group, Inc.	•			•

Michael J. Emmi	1999	Yes	Chairman of the Board of IPR International LLC		Chair			•

Scott J. Freidheim	2014	No	CEO of CDI Corp.			Chair

Walter R. Garrison	1958	Yes	Chairman of the Board of CDI Corp.			•

Lawrence C. Karlson	1989	Yes	Private investor and consultant for industrial & technology companies	Chair			•

Ronald J. Kozich	2003	Yes	Retired Managing Partner, Ernst & Young, Philadelphia	•	•			•

Anna M. Seal	2010	Yes	Former SVP & CFO of Global Manuf. & Supply Division of GlaxoSmithKline	•				Chair

Albert E. Smith	2008	Yes	Lead Director of CDI Corp.; Former Chairman of Tetra Tech, Inc.; Former EVP of Lockheed Martin		•		•

Barton J. Winokur	1968	No	Senior Partner at Dechert LLP (law firm)			•	Chair

Corporate Governance

Separate Chairman and CEO: Yes

Independent Lead Director: Yes

Staggered Board: No (all directors are elected annually)

Cumulative Voting: No

Non-Employee Directors Meet Without Management: Yes

Executive and Director Share Ownership Guidelines: Yes

Restrictions on Hedging and Pledging by Directors and Executives: Yes

Clawback Policy for Executive Compensation: Yes

Frequency of Advisory Vote on Executive Compensation: Annually

Members of Audit, Compensation and Governance & Nominating Committees: All are independent; none are current or former officers or employees of the company

Annual Board, Committee, Chairman and Lead Director evaluations and self-assessments: Yes

Executive Compensation

CDI’s executive compensation program is designed to promote a performance-based culture and align the interests of shareholders and executives through variable, at-risk compensation. Our compensation program is structured so that a large percentage of compensation is tied to the achievement of challenging levels of performance. In 2014, CDI hired a new CEO and other senior executives. Their compensation arrangements were structured to emphasize long-term rewards based primarily on the creation of shareholder value. Those executives agreed to take a significant portion of their potential compensation in the form of value creation contingent awards that are dependent on CDI achieving share prices that are between two to three times the stock price at or around the time of grant. These awards do not pay off at all in the event of unattractive or modest returns for shareholders. In 2015, similar compensation arrangements were put in place for the other two NEOs who joined the company prior to 2014.

We believe that our compensation policies and procedures clearly reflect a pay-for-performance philosophy. Because CDI’s financial results in 2015 were below target levels, no incentive compensation was earned by our executives under the annual incentive compensation program for 2015 or under their value creation contingent awards.

Our pay-for-performance philosophy is reflected in the table below, which shows the actual total compensation realized by our current CEO since he joined the company in 2014, as compared to the total compensation reported for him in 2014 and 2015 in the Summary Compensation Table (SCT). Actual compensation realized is generally calculated in the same manner as total compensation in the SCT, except equity-based awards are taken into account only when earned (unlike the SCT, which includes the accounting value of these awards at grant) and actual compensation realized does not include the payment of relocation-related expenses and the 401(k) plan employer match generally available to employees. For an explanation of why we believe an examination of the actual compensation realized is useful, please see pages 28-29.

Year	Salary ($)	Non-Equity Annual Incentive ($)	Long-Term Incentive Plan Performance Awards ($)	Exercised Option Awards ($)	Vested Stock Awards, Including Dividends ($)	Total Actual Compensation Realized ($)	Total Reported in SCT ($)
2015	600,000	0	0	0	15,716	615,716	3,762,842
2014	177,534	177,534	0	0	0	355,068	4,849,389

The total actual compensation realized by our CEO, as shown the table above, was 16.4% of the total compensation reflected in the SCT for 2015 and 7.3% of the SCT total for 2014.

The following table shows the compensation for 2015, as set forth in the SCT and reported in accordance with Securities and Exchange Commission rules, for our Named Executive Officers (excluding Robert Larney, whose employment ended in March 2015). For more information, see pages 38-44. The stock award to Mr. Freidheim in 2015 reflected in the SCT was part of his new hire grant package in the employment agreement entered into when he joined CDI in 2014. As of the end of 2015, this award was valued under fair value accounting standards at $37,667, which is approximately 1% of the grant date value ($3,121,508) shown below and in the SCT.

Name	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)	Total ($)
Scott J. Freidheim	600,000	0	3,121,508	0	0	41,334	3,762,842
Michael S. Castleman	400,004	280,000	28,400	0	0	107,595	815,999
D. Hugo Malan	400,004	280,000	0	0	0	52,561	732,565
Brian D. Short	375,003	0	249,995	0	0	11,811	636,809
William J. Wasilewski	380,016	0	199,996	0	0	4,200	584,212

For a detailed discussion of our pay-for-performance philosophy, see the Compensation Discussion and Analysis section.

Ratification of KPMG LLP as CDI’s Independent Registered Public Accounting firm for 2016

KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent registered public accounting firm for 2016, subject to ratification by our shareholders. The Audit Committee considers KPMG to be well-qualified for this engagement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 17, 2016

The Proxy Statement and the Notice of Annual Meeting of Shareholders

are available at http://investor.shareholder.com/CDI/2016proxy.cfm.

CDI’s Annual Report and Form 10-K for 2015 can also be found at that website.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2016 Annual Meeting of Shareholders of CDI Corp. (the “Annual Meeting”). Also, this Proxy Statement contains certain information that the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) require CDI to provide annually to shareholders. This Proxy Statement is the document used by CDI’s Board of Directors (the “Board”) to solicit proxies to be used at the Annual Meeting. Proxies are solicited to give shareholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated Brian D. Short and Craig H. Lewis (who are referred to in this Proxy Statement as the “named proxies”) to vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies.

When and where is the Annual Meeting being held?

The Annual Meeting will be held on Tuesday, May 17, 2016 at 10:00 a.m. in the 51 West Room on the 51st Floor of Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania.

What will I be voting on?

1.	The election of nine directors of CDI;
2.	A non-binding advisory vote on CDI’s executive compensation; and
3.	The ratification of KPMG LLP as CDI’s independent registered public accounting firm for 2016.

What are the Board’s recommendations?

CDI’s Board of Directors recommends the following votes:

1.	Proposal One – FOR the election of the nine persons nominated to serve as directors;
2.	Proposal Two – FOR approval of the advisory vote on executive compensation; and
3.	Proposal Three – FOR ratification of KPMG LLP as CDI’s independent registered public accounting firm for 2016.

What options do I have in filling out my proxy card and what happens if I return the proxy card without marking a vote?

The proxy card is in a form that permits you to vote for the election of any or all of the nine nominated directors or to withhold authority to vote for the election of any or all of the nine nominated directors. You can separately approve or disapprove Proposals Two and Three, or abstain with respect to either of those proposals.

If you sign and return the proxy card, your shares will be voted (a) for the election of all of the nine nominated directors unless you indicate that authority to do so is withheld, and (b) for Proposals Two and Three, unless you specify a different vote.

Who is entitled to vote on the matters discussed in this Proxy Statement?

You are entitled to vote if you were a shareholder of record of common stock, par value $.10 per share, of CDI (which is referred to throughout this Proxy Statement as “CDI stock”) as of the close of business on March 15, 2016 (the record date). Your shares can be voted at the meeting only if you are present or have submitted a valid proxy. An alphabetical list of CDI’s registered shareholders, showing the name, address and number of shares held by each shareholder as of the record date, will be available for inspection at the Annual Meeting and at our principal office (1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768) for at least five days prior to the Annual Meeting.

How many votes do I have?

You will have one vote on each proposal for every share of CDI stock you owned on March 15, 2016, the record date for the Annual Meeting.

How many votes can be cast by all shareholders?

19,721,554, which is the number of shares of CDI stock outstanding on the record date. CDI does not have cumulative voting (which is a system used by some companies where shareholders can cast all of their votes for a single nominee when a company has multiple openings on its board of directors).

What is the difference between a registered shareholder and a beneficial holder of shares?

If your shares of CDI stock are registered directly in your name with our transfer agent (Computershare), you are considered to be a “registered shareholder” of those shares. If that is the case, the proxy material has been sent or provided directly to you by our transfer agent.

If your shares of CDI stock are held in a stock brokerage account or by a bank or other nominee, you are considered to be the “beneficial holder” of the shares held for you in what is known as “street name”. If that is the case, the proxy material has been forwarded to you by your broker, bank or other nominee, which is considered the registered shareholder of those shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee regarding how to vote your shares by using the voting instruction form or card included in the proxy material sent to you by your broker, bank or other nominee, or by voting online or by telephone. You should follow the voting instructions provided with your proxy material.

What are the ways I can vote?

You can vote prior to the meeting by proxy or you can vote in person by completing a ballot at the Annual Meeting (if you are a registered shareholder). Even if you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible by proxy. Most shareholders can vote by proxy using the Internet, telephone or mail as discussed below.

How do I vote by proxy?

Most shareholders of CDI can vote by proxy using the Internet, telephone or mail.

Voting Online:

Registered shareholders can vote by going to the website www.investorvote.com/CDI and should have their proxy card with them and follow the instructions online. Beneficial holders who wish to vote their shares on the Internet should have their proxy card or voting instruction form with them, go to the website indicated on the proxy card or voting form and follow the instructions online. If you vote online, you do not need to mail your proxy card.

Voting By Telephone:

Registered shareholders can vote by dialing 1-800-652-VOTE (8683), which is toll-free in the United States, U.S. territories and Canada, and should have their proxy card with them and follow the instructions given. Beneficial holders who wish to vote their shares by telephone should have their proxy card or voting instruction form with them, call the toll-free telephone number shown on the proxy card or voting form and follow the instructions given. If you vote by telephone, you do not need to mail your proxy card.

Voting By Mail:

If you vote by mail, mark the proxy card or voting instruction form, date and sign it, and mail it in the postage-paid envelope provided.

How is my CDI stock in the company’s 401(k) plan voted?

If you own CDI stock in the CDI Corporation 401(k) Savings Plan (which is referred to in this Proxy Statement as the “401(k) plan”), you will receive a proxy card that will serve as voting instructions to the trustee of that plan. The trustee will vote your shares in the manner you direct. Voting of shares in the 401(k) plan can only be done by mail.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this by: (1) voting again on the Internet or by telephone prior to the Annual Meeting; (2) signing another proxy card with a later date and mailing it so that it’s received prior to the Annual Meeting; or (3) if you are a registered shareholder, by giving written notice of revocation to the Secretary of CDI or by attending the Annual Meeting in person and casting a ballot. However, this does not apply to shares held in the 401(k) plan, where once a proxy card is submitted by an account holder, the vote cannot be changed.

If I am a beneficial holder, how are my shares voted if I do not return voting instructions?

Under the rules of the NYSE, brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares at the brokers’ discretion on the proposals regarding routine matters, which includes our Proposal Three, ratifying the appointment of the independent registered public accounting firm. Under NYSE rules, the other proposals (Proposals One and Two) are considered to be “non-discretionary” items, which means that your broker cannot vote your shares on those matters if it has not received voting instructions from you. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to be cast on that proposal.

For the shares held in the 401(k) plan, the plan’s trustee will vote all shares held in a participant’s account in the manner directed by the participant. If a participant fails to direct the voting of shares held in his or her account, those shares will not be voted.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Since there were 19,721,554 shares of CDI stock outstanding on the record date, 9,860,778 shares are necessary for a quorum at the Annual Meeting.

What vote is required to approve each item (assuming that a quorum is present)?

For Proposal One, directors are elected by a plurality of the votes cast, which means the nine nominees who receive the highest number of votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of CDI stock is entitled to one vote for each of the nine director nominees and there is no cumulative voting. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted as a vote cast for those persons.

Approval of Proposals Two and Three each requires the affirmative vote of a majority of the votes cast on such matter at the Annual Meeting. Shares represented by proxies that reflect broker non-votes will not be considered to be a vote cast on either Proposal One or Proposal Two. Shares represented by proxies that contain abstentions on any proposal will also not be considered to be a vote cast on such proposal.

The vote described in Proposal Two is not binding on CDI, the Board or the Compensation Committee. However, the Board and the Compensation Committee will take the outcome of this vote into consideration when making future executive compensation decisions.

Who is soliciting proxies on behalf of the company?

The solicitation of proxies is being made by CDI’s Board at the company’s cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of CDI may contact shareholders, banks, brokerage firms or nominees by telephone, by e-mail or in person to request that proxies be returned in time for the meeting. No solicitation is presently expected to be made by specially engaged employees or by paid solicitors, though the company reserves the right to engage an outside solicitor (in which case the company will pay the solicitation fees).

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement were to properly come before the Annual Meeting, the named proxies intend to vote the shares represented by them as the Board may recommend. At this time, we do not know of any other matters that might be presented for shareholder action at the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy as indicated above until it is voted.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend our Annual Meeting. However, please note that in order to be admitted to, and vote at, the meeting you may be required to demonstrate that you were a CDI shareholder on March 15, 2016.

If I am a beneficial holder, may I come to the Annual Meeting and vote my shares?

If you want to vote in person at the Annual Meeting and you hold shares of CDI stock in street name, you must obtain a proxy from your broker, bank or other nominee and bring that proxy to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

What is householding?

If you and other residents at your mailing address own shares of CDI stock in street name, your broker, bank or other nominee may have notified you that your household will receive only one CDI Proxy Statement and Annual Report. This practice is known as “householding” and is designed to reduce printing and mailing costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to this practice. Each shareholder will continue to receive a separate proxy card or voting instruction form.

If you did not receive your own copy of this Proxy Statement or CDI’s Annual Report for 2015, we will send a copy to you if you mail a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 or call (215) 636-1240. This Proxy Statement is available online at http://investor.shareholder.com/CDI/2016proxy.cfm. The current and past CDI proxy statements and annual reports can also be found at www.cdicorp.com, in the Investor Relations section.

If you are a beneficial holder and would like to receive your own copy of CDI’s proxy statement and annual report in the future, or if you share an address with another CDI shareholder and together both of you would like to receive only a single set of these documents, you should contact your broker, bank or other nominee.

PROPOSAL ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated nine directors for election at the Annual Meeting, to hold office until next year’s annual meeting. Each of the nominees is currently a member of the Board. The named proxies intend to vote FOR the nine nominees identified below, except as to shares for which authority to do so is withheld. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected. However, if any such nominee should, prior to the Annual Meeting, become unavailable to serve, the Board may nominate, and the named proxies may vote for, a substitute nominee.

Below is information about each nominee for election to the Board of Directors, including the person’s age, positions held, principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which the person currently serves as a director or has served as a director during at least the past five years. Information is also presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Governance and Nominating Committee and our Board to the conclusion that he or she should serve as a director of CDI.

JOSEPH L. CARLINI

Mr. Carlini, age 53, has been a director of CDI since May 2014. Mr. Carlini has been the Chief Executive Officer of McKean Defense Group, Inc., an engineering and technology solutions firm that provides services to the U.S. Navy and other federal government customers, since 2006. From 1998 until 2006, he was a Group Senior Vice President of Science Applications International Corporation (SAIC), a provider of technical, engineering and enterprise IT services, primarily to the U.S. government.

Mr. Carlini has significant senior leadership, management and operational experience, including ten years as the CEO of a professional services company. He brings to our Board extensive knowledge and experience in the engineering, IT and outsourcing fields and in the federal defense industry, all of which are important to CDI’s business. He has an engineering degree, which gives him a technical understanding of a major segment of CDI’s business.

MICHAEL J. EMMI

Mr. Emmi, age 74, has been a director of CDI since 1999. Since 2002, he has been the Chairman of the Board of IPR International LLC, which provides electronic data backup storage, archiving, business continuity and data center services. He was the Chief Executive Officer of IPR International LLC from 2002 to April 2013. From 1985 to 2002, he was the Chairman and CEO of Systems & Computer Technology Corporation, a public company which provided information technology services and software to higher education, local government, utilities and manufacturing customers. He served as a director of Metallurg, Inc. from 2003 to 2007 and as a director of Education Management Corporation from 2004 to 2006.

Mr. Emmi has significant senior leadership, management and operational experience, including many years as CEO of a public professional services company. He brings to our Board extensive knowledge and experience in the IT and outsourcing fields, which are important parts of CDI’s business. He has considerable experience in corporate transactions, such as mergers and acquisitions, which is valuable to our Board. He also has experience as a director of other public companies.

SCOTT J. FREIDHEIM

Mr. Freidheim, age 50, has been the President and Chief Executive Officer of CDI, and a director of CDI, since September 2014. He was Vice Chairman, Post-Acquisition Management - Europe at Investcorp International (an alternative investment firm) from January 2014 to August 2014, where he was responsible for the post-acquisition management of all of Investcorp’s portfolio companies in Europe. From 2011 to January 2014, he was Chief Executive Officer - Europe at Investcorp International. Mr. Freidheim was President of the Kenmore, Craftsman and Diehard business unit of Sears Holdings Corporation from 2010 to 2011 and Executive Vice President, Operating and Support Businesses at Sears Holdings Corporation from 2009 to 2010. From 2006 to 2008, he served as co-Chief Administrative Officer and Executive Vice President at Lehman Brothers Holdings Inc., a global financial services firm. In September 2008, Lehman Brothers filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York.

Mr. Freidheim brings significant executive and operational leadership and experience to CDI and its Board. He has a track record of multiple business transformations. As our CEO, his presence on our Board enhances the communication and working relationship between the Board and the company’s executive team.

WALTER R. GARRISON

Mr. Garrison, age 89, has been a director of CDI since 1958 and the Chairman of the Board of CDI since 1961. From 1961 until 1997, he was also the President and CEO of CDI.

As the long-time CEO and Chairman of the company, Mr. Garrison has demonstrated executive leadership and broad management skills in building CDI’s business. He brings to the Board his extensive knowledge of CDI and the engineering, staffing and outsourcing businesses. Due to his experience as a registered professional engineer, he possesses a technical understanding of a major segment of CDI’s business.

LAWRENCE C. KARLSON

Mr. Karlson, age 73, has been a director of CDI since 1989. He is currently a private investor and independent consultant for industrial and technology companies. He was the Chairman and CEO of Berwind Financial Corporation, a leveraged buyout group, from 2001 to 2004. Prior to that time, he served as Chairman of Spectra-Physics AB, a provider of laser technology and products, President and CEO of Pharos AB, an instrumentation manufacturer, President and CEO of Nobel Electronics, a manufacturer of transducers, and President, U.S. Operations of Fischer & Porter Co., a designer and manufacturer of process instrumentation. He has served as a director of H&E Equipment Services, Inc. since 2005. He was a director of Campbell Soup Company from 2009 until November 2015. He was the Chairman of the Board of Mikron Infrared Company, Inc. from 2000 until 2007. Mr. Karlson is the author of “Corporate Value Creation”, published by John Wiley & Sons in 2015.

Mr. Karlson has broad senior leadership, management and operational experience. He has held senior executive positions at companies based outside the United States, giving him a global perspective that may be helpful for CDI. He has substantial experience in corporate transactions, such as mergers and acquisitions, which is valuable to our Board. He also has experience as a director of numerous public companies over the years, including service as the chairman of public company boards, which benefits our Board.

RONALD J. KOZICH

Mr. Kozich, age 77, has been a director of CDI since 2003. He was the Managing Partner of the Philadelphia region of Ernst & Young LLP, a large accounting firm, from 1991 to 1999, when he retired. He is a Certified Public Accountant. He served as a director of Tasty Baking Company from 2000 to 2011.

Mr. Kozich’s extensive financial and accounting knowledge and experience is valuable to our Board and the Audit Committee. He fills an important role as an “audit committee financial expert”. He brings to the Board management, human resources and operational experience from his career at Ernst & Young LLP. He also served for many years on the board of directors of a public company and as an audit committee financial expert at that public company.

ANNA M. SEAL

Ms. Seal, age 60, has been a director of CDI since 2010. Since 2015, she has been actively involved in the launch of Falcon Therapeutics Inc., a biotechnology company focused on stem cell therapies for the treatment and cure of brain cancer. From 2001 to 2012, she was Senior Vice President and Chief Financial Officer of the Global Manufacturing and Supply Division of GlaxoSmithKline, a major pharmaceutical and consumer healthcare company. She previously served as General Manager and CFO of Smithkline Beecham’s Animal Health Division, effecting a turnaround and subsequent sale of that business. Ms. Seal is a Certified Public Accountant and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. She served as a director of Arrow International, Inc. from 2005 until 2007 and served on that company’s Audit Committee as the “audit committee financial expert”.

Ms. Seal has substantial financial, executive and operational experience. Her extensive financial and accounting knowledge is valuable to our Board and to our Audit Committee. She serves as one of CDI’s audit committee financial experts. She also has significant experience in the areas of general management, strategic planning, business restructuring, and corporate acquisitions and dispositions, both domestically and internationally, which is beneficial to our Board.

ALBERT E. SMITH

Mr. Smith, age 66, has been a director of CDI since 2008 and has served as Lead Director since February 2014. He was the Chairman of Tetra Tech, Inc., an environmental engineering and consulting firm, from 2006 until January 2008. He was Executive Vice President of Lockheed Martin Corporation, an aerospace, defense, security and technology company, from 2000 to 2004. He has served as a director of Tetra Tech, Inc. since 2005 and as a director of Curtiss-Wright Corporation since 2006.

Mr. Smith has significant executive, management and operational experience, including his leadership roles at Tetra Tech, Inc. and Lockheed Martin Corporation. He brings broad knowledge of the engineering services business and the federal defense industry, which are important parts of CDI’s business. Mr. Smith has an engineering degree, which gives him a technical understanding of CDI’s engineering business. He also has experience as a director of other public companies.

BARTON J. WINOKUR

Mr. Winokur, age 76, has been a director of CDI since 1968. He has been a partner at Dechert LLP, an international law firm, since 1972. He was the Chairman and CEO of Dechert LLP from 1996 to 2011.

Mr. Winokur has extensive experience as a lawyer in representing public and private companies in complex transactions such as mergers, acquisitions, divestitures and joint ventures. He has counseled many boards of directors of public companies in connection with a wide variety of corporate governance matters. His knowledge and background in those areas is valuable to CDI’s Board. Mr. Winokur also has demonstrated executive leadership as the Chairman and CEO of a large global law firm. As a long-serving director of CDI, Mr. Winokur has extensive knowledge of the company and its business. He also has experience as a director of other public companies.

The Board of Directors unanimously recommends a vote FOR the election of each of the nine nominees identified in Proposal One. Shares represented by the accompanying Proxy will be voted FOR all nine nominees unless a contrary choice is specified.

CORPORATE GOVERNANCE

Corporate Governance Principles

Corporate governance encompasses the internal policies and practices by which the CDI Board of Directors operates. The Board believes that effective and consistent corporate governance is an essential part of the company conducting itself in a responsible, legal and ethical manner. In that regard, the Board has adopted Corporate Governance Principles to provide a framework for the governance of CDI. The Corporate Governance Principles address issues such as the Board’s role and responsibilities, the size and composition of the Board, meeting procedures, and committee structure. CDI’s Corporate Governance Principles are posted on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Independence of the Directors

CDI’s Corporate Governance Principles, as well as the listing standards of the NYSE, require that at least a majority of the directors of the company be “independent directors” (as that term is defined under the NYSE listing standards). The Board of Directors conducts an annual review of the independence of all of its members. In connection with that review, the Board examines and considers information provided by the directors and the company which might indicate any material relationships (e.g., commercial, consulting, banking, legal, accounting, charitable or family relationships) that would impair the independence of any of the directors. For purposes of this review, the Board has used the guidelines contained in the NYSE listing standards rather than developing its own categorical standards for independence.

The Board conducted this review during the past year and determined that all of the directors of CDI and the nominees for director are independent (and satisfy the independence requirements set forth in the listing standards of the NYSE) except for Scott Freidheim and Barton Winokur. Mr. Freidheim, the company’s CEO, is the only director who is a CDI employee. Mr. Winokur is a senior partner of Dechert LLP, a law firm that provides legal services to CDI (including services as counsel to the Audit Committee). Dechert’s billings to CDI for services rendered in 2015 were approximately $1 million.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth the principles, policies and obligations that must be adhered to by CDI and its directors, officers and employees (including CDI’s principal executive officer, principal financial officer, principal accounting officer and controller). The Code of Conduct is designed to foster a culture within CDI of honesty and accountability by requiring all directors, officers and employees to conduct themselves in accordance with all applicable legal requirements and ethical standards. Associated with the Code of Conduct are various conduct policies focusing on specific topics, such as our Insider Trading Policy, Conflicts of Interest Policy, Disclosure Policy and Policy on Privacy of Personal Data. A copy of the Code of Conduct can be found on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Any amendments to, or waivers of, provisions in our Code of Conduct that apply to our CEO, CFO, principal accounting officer or controller will be posted on our website at www.cdicorp.com (in the Investor Relations section) within four business days following the date of the amendment or waiver and will remain available on our website for at least a twelve-month period.

Board Leadership Structure and Executive Sessions of the Board

Our Corporate Governance Principles provide that the Board should have flexibility to decide whether it is best for the company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined. This allows the Board to determine which structure provides the appropriate leadership for the company at a particular time. Since Walter Garrison retired as CEO of the company in 1997, he has remained Chairman and a different person has served as the CEO.

In February 2014, the Board established a Lead Director role, and appointed Albert Smith to serve in that position. The Lead Director, who must be an independent director, takes a leading role in coordinating the Board’s agenda with the Chairman, CEO and Secretary of the company, leads the directors in executive sessions, communicates with the CEO, Chairman and other directors between Board meetings on key topics affecting the company, and performs such other duties and responsibilities as the Board may determine.

The non-management directors meet by themselves in regularly scheduled executive sessions, without management directors or executive officers of CDI present. Those executive sessions, which are scheduled and presided over by the Lead Director, are generally held in conjunction with each Board meeting.

The Board believes that its current leadership structure is best for CDI at this time. It allows the CEO to focus on providing the day-to-day leadership and management of the company, while the Chairman and Lead Director can provide guidance to the CEO and set the agenda for Board meetings (in consultation with the CEO and other members of the Board). The Chairman presides over meetings of the Board and performs other administrative functions relating to the Board’s activities. The separation of roles also fosters greater independence between management and the Board. The Board considers Mr. Garrison well-suited to be CDI’s Chairman given the extensive knowledge of CDI and its business that he developed over nearly four decades as the company’s CEO. The Board considers Mr. Smith well-suited to be the Lead Director based on his years of experience as a director of other public companies and his broad knowledge and leadership in the engineering services business and the federal defense industry, which are important parts of CDI’s business.

Board Meetings, Directors’ Attendance at Shareholders’ Meetings and Board Self-Assessments

The Board of Directors of CDI held six meetings during 2015. In 2015, each of the directors attended 100% of the total number of meetings held during 2015 by the Board and the committees of the Board on which he or she served during the year.

It is CDI’s policy that all Board members are expected to attend the annual meeting of shareholders. In order to facilitate such attendance, CDI’s practice is to schedule its annual shareholders’ meeting on the same day as a Board meeting. At CDI’s 2015 shareholders’ meeting, all of the company’s directors were present.

The Board and its Audit, Compensation and Governance and Nominating Committees conduct annual self-assessments to evaluate their performance and to improve that performance as appropriate. The Board also annually assesses the performance of its Chairman, the Lead Director and the company’s CEO.

Committees of the Board

The Board of Directors has established the following five standing committees to assist the Board in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The charter of each of these committees is available on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

The chart below shows the current members and chairs of each standing committee:

Director	Audit	Compensation	Executive	Finance	Governance and Nominating
Joseph Carlini	•			•

Michael Emmi		Chair			•

Scott Freidheim			Chair

Walter Garrison			•

Lawrence Karlson	Chair			•

Ronald Kozich	•	•			•

Anna Seal	•				Chair

Albert Smith		•		•

Barton Winokur			•	Chair

The Audit Committee assists the Board in fulfilling its oversight responsibilities by: (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others; (b) monitoring the company’s financial reporting processes and internal control systems; (c) retaining the company’s independent registered public accounting firm (subject to shareholder ratification); (d) overseeing the company’s independent registered public accounting firm and internal auditors; and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. This committee held nine meetings during 2015.

The Compensation Committee reviews and approves CDI’s executive compensation programs and arrangements, as described in more detail beginning on page 24. This committee held seven meetings during 2015.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This committee did not hold any meetings during 2015.

The Finance Committee oversees the financial affairs and policies of CDI, including review of the company’s annual operating and capital plans, acquisitions and dispositions, and borrowing arrangements. This committee held five meetings during 2015.

The Governance and Nominating Committee oversees matters relating to Board organization and composition, compliance with rules relating to the independence of directors, and evaluations of Board and executive management effectiveness. This committee also: (a) provides the Board with recommendations for new members of the Board after evaluating candidates, and assists in attracting qualified candidates; (b) assists the Board in evaluating the performance of the CEO and making decisions about the retention of the CEO; (c) reviews executive succession planning and executive recruitment strategies and processes, and recommends procedures to assure a smooth and orderly CEO transition when the need arises; and (d) reviews CDI’s Corporate Governance Principles and recommends such changes as may be appropriate. This committee held five meetings during 2015.

Audit Committee Membership

No member of the Audit Committee is a current or former officer or employee of CDI. The NYSE and the SEC have adopted standards for independence of Audit Committee members. The Board has determined that each of the current members of the Audit Committee satisfies those independence standards and is financially literate.

The Board has also determined that Ronald Kozich and Anna Seal, each of whom is a member of the Audit Committee and an independent director, each qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The rules of the SEC define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee. Mr. Kozich is a former Managing Partner of the Philadelphia region of the accounting firm Ernst & Young LLP and is a Certified Public Accountant. Ms. Seal is the former Senior Vice President and Chief Financial Officer of the Global Manufacturing and Supply Division of GlaxoSmithKline and is a Certified Public Accountant.

Compensation Committee Membership, Authority and Procedures

The Compensation Committee (also referred to in this section as the “Committee”) is composed entirely of independent, nonemployee directors. The Committee has sole authority to determine the CEO’s compensation. The Committee also has decision-making authority with respect to the compensation arrangements for the other executives within certain policy guidelines.

As explained in “The Timing and Pricing of Equity Awards” section of the Compensation Discussion and Analysis (CD&A) that appears below in this Proxy Statement, the Compensation Committee has delegated limited authority to the Chair of the Committee and to the company’s CEO to approve equity awards between the times that the Committee makes its annual awards. Any awards made by the CEO under that delegated authority must adhere to the Committee’s guidelines and be consistent with past practice in size and type. The CEO may not make awards to executive officers or to directors under this delegated authority.

As explained in the “Role of Management” section of the CD&A, the CEO provides input and recommendations to the Compensation Committee regarding the compensation for other executive officers of CDI and other members of the senior management team. However, all executive compensation must be approved by the Compensation Committee or the Board.

The agendas for the Compensation Committee’s meetings are determined by the Committee’s Chair with the assistance of the company’s Chief Administrative Officer (CAO). The agenda and materials are mailed to the Committee members in advance of each meeting. The company’s CEO and CAO generally attend meetings of the Compensation Committee at the invitation of the Committee. The Committee usually meets in executive session (with only Committee members in attendance) at the end of each regularly-scheduled meeting. The Committee’s Chair reports on Committee actions to the full Board at each regularly scheduled Board meeting.

Annually (most recently in February 2016), in connection with the process of determining executive compensation for the year, the Compensation Committee reviews tally sheets for the CEO, the other executive officers and certain other members of the company’s senior management. These tally sheets, which are prepared by CDI’s Human Resources department, summarize the company’s compensation arrangements with each person, including: (a) the total compensation expected to be earned in the previous year; (b) potential payouts under various scenarios, including voluntary and involuntary termination of employment, death, disability, retirement and a change in control of the company; and (c) information regarding the equity awards and any nonqualified deferred compensation held by each person, including the sort of information set forth in the various executive compensation tables contained in this Proxy Statement. The tally sheets are intended to give Committee members a comprehensive picture of an executive’s total compensation, enhance their understanding of how the various components of an executive’s compensation package fit together and provide a context for making future pay decisions.

The Compensation Committee’s charter provides that the Committee will be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant or other advisor retained by the Committee. Before retaining any such advisor, the Committee takes into consideration all factors relevant to the advisor’s independence from management, including those factors specified in the applicable NYSE listing standards. Over the years, the Compensation Committee has from time to time retained the services of independent outside consulting firms to provide advice and to perform periodic market compensation studies, which are considered by the Committee in evaluating and determining CDI’s executive compensation. See the CD&A for more information regarding the nature of the independent compensation studies. These consulting firms have reported to the Committee and not to management. The Committee did not retain an outside consulting firm in 2015.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of CDI or any of its subsidiaries. No executive officer of CDI served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2015, where an executive officer of that other entity served on the Compensation Committee or the Board of CDI. In addition, no executive officer of CDI served as a director of another entity, one of whose executive officers served on the Compensation Committee of CDI.

Related Party Transactions and Approval Policy

The Board has adopted a written policy setting forth procedures for the review and approval of transactions involving CDI and related parties. For purposes of this policy, a related party is:

•	an executive officer or director of CDI or any of such person’s immediate family members;

•	a shareholder owning more than 5% of CDI’s stock; or

•	an entity which is owned or controlled by one of the above parties or an entity in which one of the above parties has a substantial ownership interest or control.

Under this policy, the company may not enter into a transaction with a related party unless:

•

the Governance and Nominating Committee has reviewed the transaction, determined it to be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and recommended its approval to the Board; and

•	the transaction is subsequently approved by the disinterested members of the Board.

Transactions available to all employees generally and transactions related to an executive officer’s employment with CDI or a director’s performance of services as a director of CDI (such as payment of salary, bonus, director fees, equity compensation, travel expenses and similar payments) are not subject to these review and approval procedures. The company’s use of Dechert LLP as outside counsel (Mr. Winokur, a CDI director, is a senior partner in that firm) has been approved under this policy.

Director Qualifications, Diversity and Nominating Process

As provided in its charter, the Governance and Nominating Committee (also referred to in this section as the “Committee”) is responsible for identifying qualified Board candidates and recommending their nomination for election to the Board as well as for recommending the slate of nominees for election to the Board at each annual meeting of shareholders. The Board has concluded that all of the members of the Governance and Nominating Committee meet the standards for independence established by the NYSE. No member of the Governance and Nominating Committee is a former officer or employee of CDI.

When the Board wishes to add a new director, the Governance and Nominating Committee does an analysis of the skills and experience of the current directors in order to identify the particular additional skills and experience that would be desirable in a new director so as to complement and enhance the existing Board. To be considered for

Board membership, a candidate must, in the Committee’s judgment, possess superior intelligence and sound judgment, exhibit the highest levels of personal character and integrity, and have demonstrated significant ability in his or her professional field. Other factors considered include the extent to which the candidate’s business experience and background are relevant to CDI’s business, the person’s available time to devote to CDI Board matters, and whether the candidate meets the existing independence requirements.

The Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Committee views diversity broadly to include diversity of experience, skills, perspectives and personal characteristics as well as traditional diversity concepts such as race or gender. The Committee seeks to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee CDI’s business.

When it wishes to add a new director to the Board, the Committee solicits from the current directors the names of potential new Board members. At times in the past, the Governance and Nominating Committee has retained a third party search firm to assist the Committee in identifying prospective candidates for the Board. No search firm was retained in 2015.

The Committee is willing to consider prospective candidates recommended by CDI’s shareholders. Shareholders wishing to recommend prospective candidates for nomination to the Board of Directors should submit to the Secretary of the company the name, a statement of qualifications and the written consent of the prospective candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance and Nominating Committee. The address to which such recommendations should be sent is:

Governance and Nominating Committee

Attention: Company Secretary

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

Once a prospective candidate is identified, the Governance and Nominating Committee does an initial review of his or her background and credentials. If the proposed candidate passes the initial review, the candidate is invited to meet with one or two Committee members. Then, if those Committee members believe the candidate would be a good addition to the Board, arrangements are made for the candidate to meet with all members of the Board, typically in informal settings. While the Committee makes recommendations for director nominations, the Board is responsible for final approval. The Committee’s process for evaluating candidates is the same regardless of whether a candidate is recommended by a search firm, a Board member, a shareholder or others.

In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director’s past attendance at and participation in meetings and his or her overall contributions to the activities of the Board.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing CDI’s management of risk. Our full Board regularly engages in discussions concerning the most significant risks that CDI faces in its business as part of the Board’s review of the company’s operations with the CEO at each regular Board meeting, including discussions regarding how those risks are being managed. In addition, the Board receives reports on risks in the business from senior operations management in connection with their periodic presentations to the Board. Risk issues related to the company’s business strategy are also considered when the Board meets to discuss strategic planning. The Board’s role in risk oversight of the company is aligned with the company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing CDI’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

The Board delegates some of the activities relating to risk oversight to its committees, particularly to the Audit Committee. Under its charter, the Audit Committee is responsible for reviewing and discussing with management the company’s policies regarding risk assessment and risk management. At each regularly-scheduled meeting, the Audit Committee receives reports from management and from our internal auditors concerning risk issues. All significant potential or actual claims and exposures identified by management and our internal auditors are reviewed with the Audit Committee. CDI’s General Counsel usually attends Audit Committee meetings and addresses with the committee members the company’s legal and business risks and how the company seeks to control and mitigate those risks, including through its insurance program. This presentation also includes a review of CDI’s corporate compliance program (the heart of which is our Code of Conduct and conduct policies), for which the Audit Committee has oversight responsibility, and the training programs used throughout the CDI organization to support the compliance program. By overseeing the evaluation of CDI’s internal control over financial reporting, the Audit Committee gains valuable insight into the company’s risk management and risk mitigation activities. To assist it in overseeing the company’s risk management, the Audit Committee has regular meetings, outside the presence of management, with our independent registered public accounting firm and the head of our internal audit group.

Other committees of the Board also play a role in the oversight of risk. The Compensation Committee reviews the company’s executive compensation policies and programs to confirm that they do not encourage unnecessary and excessive risk taking. In addition, the company reviews its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to CDI. Based on this review, the company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on CDI. See the CD&A for additional information regarding compensation-related risks at CDI. The Governance and Nominating Committee is responsible for overseeing corporate governance issues that may create risks for the company, including in areas such as director selection and related party transactions. The Finance Committee oversees our management of risks relating to financial affairs and policies, including risks associated with the availability of capital and acquisitions and dispositions. The chair of each committee regularly reports to the Board regarding the areas of risk they oversee.

Communicating with CDI’s Board of Directors

Shareholders of CDI and any other interested parties who wish to communicate with the Chairman of the Board or with the non-management directors as a group may do so by writing to:

CDI Corp. Board of Directors

Attn: Non-Management Directors (or Chairman of the Board)

c/o Company Secretary

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

All such letters will be forwarded to the Chairman of the Board (if he or she is an independent director, as is presently the case) or to the Lead Director (if the Chairman were not an independent director).

DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS

The compensation paid to the company’s non-employee directors is structured to attract and retain qualified non-employee directors and to further align their interests with the interests of CDI’s shareholders by linking a significant portion of their compensation to CDI’s stock performance. Directors who are not employees of CDI or one of its subsidiaries receive the following as compensation for their service on the Board and on committees of the Board:

•

Retainer Fee. Each non-employee director receives a retainer fee of $55,000 per year. Under the compensation arrangements in effect during 2015, the director could elect to be paid in any combination of (a) cash, (b) CDI stock options, or (c) CDI stock on a deferred basis under the Amended and Restated Omnibus Stock Plan. If a director elects to receive deferred stock for all or a portion of the retainer fee, the director would receive shares of time-vested deferred stock (TVDS), each of which correspond to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of shares of TVDS would be calculated by dividing the amount of the retainer fee which the director chose to defer by the market value of CDI stock at the beginning of the directors’ fee year. A directors’ fee year is the approximately twelve-month period for which a director is paid and runs from one annual meeting of shareholders to the next. The company would make a matching contribution of one share of TVDS for every three shares of TVDS acquired by the director. If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives is determined using a Black-Scholes valuation methodology.

•

Time-Vested Deferred Stock (TVDS). Each non-employee director receives, at the beginning of the directors’ fee year, an annual grant of shares of TVDS, which upon vesting on the third anniversary of the date of grant, are converted into an equivalent number of shares of CDI stock. The value of the annual TVDS grant to each director is $100,000. The number of shares of TVDS awarded is based on the market price of CDI stock on the date of grant. Upon vesting, holders of TVDS receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date.

•

Committee Service Fees and Committee Chairman Fees. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee) and $3,000 per year for each committee served on in excess of one.

•	Meeting Attendance Fees. Non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and committee meeting attended.

•

Board Chairman Fees. The Chairman of the Board is paid an additional fee of $60,000 per year, and also is entitled to receive reimbursement of up to $40,000 for administrative support services to assist in the performance of the Chairman’s duties.

•	Lead Director Fee. The Lead Director is paid an additional fee of $10,000 per year.

The compensation arrangements for non-employee directors are developed by the Governance and Nominating Committee and recommended to the Board for final approval. Neither that committee nor the Board retained a compensation consultant during 2015 in connection with determining the amount or form of director compensation.

No consulting fees were paid in 2015 to any of CDI’s directors.

Directors who are also employees of CDI do not receive any compensation for their services as directors (other than reimbursements for reasonable expenses incurred in connection with the performance of such services).

The following table shows the 2015 compensation for our non-employee directors.

Director Compensation Table for 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Joseph L. Carlini	78,000	99,998	0	177,998
Michael J. Emmi	86,000	99,998	8,916	194,914
Walter R. Garrison	121,000	99,998	8,916	229,914
Lawrence C. Karlson	88,000	99,998	8,916	196,914
Ronald J. Kozich	88,000	99,998	8,916	196,914
Anna M. Seal	83,000	99,998	14,187	197,185
Albert E. Smith	86,000	99,998	8,916	194,914
Barton J. Winokur	74,000	99,998	8,916	182,914

Notes to the Director Compensation Table for 2015:

The “Fees Earned or Paid in Cash” Column

This column represents a total of the retainer fees, Board Chairman fees, Lead Director fees, committee chairman fees, fees for service on more than one committee, Board meeting attendance fees and committee meeting attendance fees earned by the non-employee directors in 2015. The table below shows a breakdown of those fees for each director.

Name	Retainer Fees ($)	Board Chairman and Lead Director Fees ($)	Committee Chairman Fees ($)	Additional Committee Service Fees ($)	Board Meeting Attendance Fees ($)	Committee Meeting Attendance Fees ($)	Total ($)
Joseph Carlini	55,000	0	0	3,000	6,000	14,000	78,000
Michael Emmi	55,000	0	10,000	3,000	6,000	12,000	86,000
Walter Garrison	55,000	60,000	0	0	6,000	0	121,000
Lawrence Karlson	55,000	0	10,000	3,000	6,000	14,000	88,000
Ronald Kozich	55,000	0	0	6,000	6,000	21,000	88,000
Anna Seal	55,000	0	5,000	3,000	6,000	14,000	83,000
Albert Smith	55,000	10,000	0	3,000	6,000	12,000	86,000
Barton Winokur	55,000	0	5,000	3,000	6,000	5,000	74,000

None of the directors elected to receive a portion of the 2015 retainer fees, which are included in the “Fees Earned or Paid in Cash” column, in the form of TVDS or stock options.

The “Stock Awards” Column

The Stock Awards column represents the aggregate grant date fair value of shares of TVDS received by the directors in 2015, in accordance with FASB ASC Topic 718, calculated without regard to any estimated forfeitures. The grant date fair value of the directors’ Stock Awards is equal to the market price of CDI stock on the date of grant multiplied by the number of Stock Awards received on that date. For additional information regarding the valuation assumptions relating to CDI’s Stock Awards, see Note 8 to the company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2015. The grant date fair value of the Stock Awards included in the Director Compensation Table for 2015 was $12.84 for each share of TVDS received by all of the non-employee directors on May 19, 2015. The amounts in this column reflect the grant date fair value for these awards under fair value accounting standards and do not correspond to the actual value that will be realized by the directors.

The following table indicates the number of shares of TVDS held by each non-employee director at the end of 2015.

Name	Shares of TVDS as of December 31, 2015
Joseph Carlini	15,174
Michael Emmi	22,473
Walter Garrison	22,473
Lawrence Karlson	22,473
Ronald Kozich	22,473
Anna Seal	22,473
Albert Smith	22,473
Barton Winokur	22,473

The “All Other Compensation” Column

For each director, the amounts in this column represent the dollar value of additional shares of CDI stock received by the director upon vesting of TVDS and Stock Purchase Plan (SPP) units relating to accrued dividends (upon vesting, holders of shares of TVDS and SPP units receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date).

Stock Ownership Requirements for Directors

Under the Board’s current stock ownership requirements, each non-employee director who has served on the Board for at least four years is required to own CDI stock with a value of at least $200,000. The value of CDI stock is considered to be the greater of the current market price of CDI stock or the stock price when the shares were acquired. Any non-employee director who does not own the required amount of CDI stock by and after the director’s fourth year on the Board would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically paid in the form of deferred stock, with no company match, until the required ownership level is met. The following shares and units count towards meeting the non-employee directors’ stock ownership requirements: (a) shares of CDI stock owned by the director, the director’s spouse or a trust for the benefit of the director or members of his or her family; (b) shares of TVDS or other deferred stock; (c) SPP units; and (d) shares of CDI stock held in the company’s 401(k) plan or an IRA maintained by the director. As of April 8, 2016, all of CDI’s current directors who have served on the Board for at least four years have satisfied these stock ownership requirements.

PRINCIPAL SHAREHOLDERS

As of March 15, 2016, the following persons and entities were known by the company to be beneficial owners of more than 5% of the outstanding shares of CDI stock. The following table shows, as of that date (or such other date as is indicated in the footnotes), the number of shares of CDI stock beneficially owned by those principal shareholders and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising a stock option or stock appreciation right (SAR) or by a vesting of TVDS) within the sixty-day period after March 15, 2016 are considered to be beneficially owned as of March 15, 2016.

Name and Address of Beneficial Owner	Number of Shares of CDI Stock Beneficially Owned*		Percentage of Total Shares of CDI Stock Beneficially Owned
Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain trusts for the benefit of Walter R. Garrison’s children; and Michael J. Emmi, Donald W. Garrison, Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain other trusts for the benefit of Walter R. Garrison’s children c/o Arthur R. G. Solmssen, Jr., Esquire Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104	3,358,007	(1)	17.0%

BlackRock, Inc. 40 East 52nd Street New York, NY 10055	1,403,146	(2)	7.1%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,391,126	(2)	7.1%

Walter R. Garrison 800 Manchester Avenue, 3rd Floor Media, PA 19063	1,283,582	(3)	6.5%

Notes to the Principal Shareholders Table:

*	Except as indicated in the following footnotes, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Each trustee under these trusts has joint voting and investment power with the other trustee(s) with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of CDI own, of record and beneficially, the number of shares of CDI stock shown opposite their names in the table which appears in the following section (entitled “CDI Stock Ownership by Directors and Executive Officers”).

(2)	These numbers are as of December 31, 2015, and are based on Schedule 13G’s filed by the shareholders with the SEC. In its Schedule 13G, Dimensional Fund Advisors LP noted that it and its subsidiaries, in their role as investment advisors for various funds, investment companies and trusts, possess voting and/or investment power over the shares of CDI stock, but the shares are owned by the various funds, investment companies and trusts, and Dimensional Fund Advisors LP disclaims beneficial ownership of the shares.

(3)	Does not include the shares held by the various family trusts referred to in this table. See also footnotes (1) and (2) to the following table, in the “CDI Stock Ownership by Directors and Executive Officers” section.

CDI STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each person who is a director, director nominee or named executive officer (as identified in the Executive Compensation section of this Proxy Statement), and as to all directors, director nominees and executive officers of CDI as a group, the number of shares of CDI stock beneficially owned as of March 15, 2016 and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising a stock option or SAR or by a vesting of TVDS) within the sixty-day period after March 15, 2016 are considered to be beneficially owned as of March 15, 2016. The number of SARs which the person could acquire upon exercise would be calculated based on the closing price of CDI stock on March 15, 2016.

Name of Individual or Group	Number of Shares of CDI Stock Beneficially Owned**		Percentage of Total Shares of CDI Stock Beneficially Owned
Joseph L. Carlini	0		*
Michael S. Castleman	10,405		*
Michael J. Emmi	48,010	(1)	0.2%
Scott J. Freidheim	36,118		0.2%
Walter R. Garrison	1,283,582	(1) (2)	6.5%
Lawrence C. Karlson	121,460	(1)	0.6%
Ronald J. Kozich	47,524		0.2%
Robert M. Larney	22,373		0.1%
D. Hugo Malan	0		*
Anna M. Seal	27,667		0.1%
Brian D. Short	14,451		0.1%
Albert E. Smith	52,371		0.2%
William J. Wasilewski	0		*
Barton J. Winokur	72,218	(1) (3)	0.4%
All directors, director nominees and executive officers as a group (15 persons)	1,736,179	(4)	8.8%

Notes to the CDI Stock Ownership by Directors and Executive Officers Table:

*	Less than 0.1%

**	Except as indicated in the following footnotes, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Does not include 3,358,007 shares of CDI stock held in various trusts created by Walter Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Three of the trustees, Michael Emmi, Lawrence Karlson and Barton Winokur, are directors of CDI and a fourth trustee, Donald Garrison, is Walter Garrison’s brother. Walter Garrison disclaims beneficial ownership of these shares, as do the other trustees except as fiduciaries.

(2)	Includes 104,043 shares held indirectly. Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. The trustees of The Garrison Foundation are Walter Garrison and his wife. Mr. Garrison and his wife have no pecuniary interest in the income or assets of that foundation and they disclaim beneficial ownership of these shares except as fiduciaries. Also does not include 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of nine trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation’s shares except as a fiduciary. A total of 398,000 shares owned by Mr. Garrison have been pledged as security for a bank loan to a third party and for lease obligations of a third party. See below for a description of our “Restrictions on Hedging and Pledging of CDI Stock by Directors and Executive Officers”. The pledge of shares by Mr. Garrison described above was made prior to the Board’s adoption of the policy containing those restrictions, and therefore was grandfathered under that policy.

(3)	Does not include 81,286 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no pecuniary interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(4)	If the 3,358,007 shares held in the Garrison family trusts referred to in footnote (1) above, the 175,000 shares held by The Garrison Foundation and the 32,000 shares held by The Garrison Family Foundation referred to in footnote (2) above, and the 81,286 shares held by the foundation referred to in footnote (3) above were combined with the 1,736,179 shares shown in this table as held by directors, director nominees and executive officers as a group, the total would be 5,382,472 shares or 27.3% of the total number of shares of CDI stock beneficially owned.

CDI STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

The company’s guidelines call for executive officers to achieve and maintain certain levels of CDI stock ownership, to link the interests of our executives with those of our shareholders. Under our Executive Stock Ownership Policy, the target amount of stock ownership increases with the person’s position, level of responsibility and compensation. The CEO target stock ownership level is CDI stock with a value at least equal to five times his or her base salary, and the target ownership level for the other executive officers is CDI stock with a value at least equal to three times their base salary.

Under our Executive Stock Ownership Policy, the value of CDI stock is considered to be the greater of the current market price of CDI stock or the stock price when the shares were acquired. The following CDI shares count towards meeting the stock ownership guidelines: (a) shares owned by the executive, the executive’s spouse or a trust for the benefit of the executive’s spouse or family; (b) deferred shares in the SPP; and (c) shares held in the company’s 401(k) plan or an IRA maintained by the executive. None of our current executives have yet attained the target level of CDI stock ownership, as most of them have joined the company or the executive ranks fairly recently. Until the target ownership levels have been achieved, executives are required to retain 75% of the shares of CDI stock they obtain from SARs or option exercises, vesting of TVDS or other equity awards and from other sources (after payment of any exercise price and taxes).

RESTRICTIONS ON HEDGING AND PLEDGING OF CDI STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The Board has adopted a policy which prohibits any executive officer or director of CDI from: (a) directly or indirectly engaging in hedging or monetization transactions, through transactions in CDI stock or through the use of financial instruments designed for such purpose; (b) engaging in short sale transactions in CDI stock; and (c) following the adoption of this policy in early 2014, pledging of CDI stock as collateral for a loan, including through the use of traditional margin accounts with a broker, without written consent from the Board (with any affected directors recusing themselves). In connection with the review of a request to pledge securities, the Board (with any affected directors recusing themselves), will, among other things, consider: (i) the number of shares being pledged, as a percentage of CDI’s total outstanding shares, as a percentage of the total shares owned by the individual, and as a percentage of CDI’s historical trading volume; (ii) the risk of foreclosure given the nature of the associated transaction and the individual’s other resources to repay the loan; and (iii) protections against the appearance of insider trading (such as the ability to comply with Section 16 and associated stock transaction reporting obligations).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CDI’s directors and executive officers, as well as beneficial owners of more than 10% of the outstanding shares of CDI stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CDI stock. To the company’s knowledge, based on a review of copies of such reports furnished to CDI and on written representations made by such persons, all of CDI’s directors, executive officers and beneficial owners of more than 10% of CDI stock have complied with all Section 16(a) filing requirements with respect to 2015 except that due to an administrative error on the part of the company, one late report was filed by Brian Short and by William Wasilewski with respect to an award of TVDS each of them received in May 2015.

EXECUTIVE COMPENSATION

This section of our Proxy Statement contains information regarding our compensation programs and policies and, in particular, their application to a specific group of individuals that are referred to as our “Named Executive Officers”. Under applicable SEC rules, our Named Executive Officers for this Proxy Statement, who are also sometimes referred to as the “NEOs” or the “executives”, consist of Scott Freidheim, Michael Castleman, Hugo Malan, Brian Short and William Wasilewski (current executives), as well as Robert Larney (a former executive).

This section of our Proxy Statement contains extensive information regarding the 2015 compensation earned by the NEOs. The Executive Compensation section is organized as follows:

Identification of the Named Executive Officers (NEOs) for 2015. This part provides more information about our NEOs.

Compensation Discussion and Analysis. This part contains a description of the specific types of compensation we pay, a discussion of our compensation policies, information regarding how those policies were applied to the compensation of our NEOs for 2015 and other information that we believe may be useful to investors to understand the compensation of our NEOs.

Compensation Committee Report. This part contains a report of the Compensation Committee (also referred to in this Executive Compensation section as the “Committee”) regarding the Compensation Discussion and Analysis.

Executive Compensation Tables. This part provides information, in tabular formats specified in applicable SEC rules, regarding the amounts or value of various types of compensation paid to our NEOs and related information.

Potential Payments and Other Benefits Upon Termination or Change in Control. This part provides information regarding amounts that could become payable (or were payable) to our NEOs following specified events relating to a termination of employment or a change in control of the company.

The parts of this Executive Compensation section described above are intended to be read together. In addition, for background information regarding the Compensation Committee and its responsibilities and processes, please see the following parts of the Corporate Governance section which appear earlier in this Proxy Statement: “Committees of the Board”, “Compensation Committee Membership, Authority and Procedures”, “Compensation Committee Interlocks and Insider Participation” and “The Board’s Role in Risk Oversight”.

Identification of the Named Executive Officers (NEOs) for 2015

The Board of Directors of CDI elects the executive officers of the company. Annual elections traditionally take place at the meeting of the Board held on the day of the annual meeting of shareholders. Below are CDI’s Named Executive Officers for 2015, along with their business experience over at least the past five years.

Current Executives

Scott J. Freidheim, age 50, has been the President and Chief Executive Officer of CDI since September 2014. He was Vice Chairman, Post-Acquisition Management - Europe at Investcorp International (an alternative investment firm) from January 2014 to August 2014, where he was responsible for the post-acquisition management of all of Investcorp’s portfolio companies in Europe. From 2011 to January 2014, he was Chief Executive Officer - Europe at Investcorp International. Mr. Freidheim was President of the Kenmore, Craftsman and Diehard business unit of Sears Holdings Corporation from 2010 to 2011 and Executive Vice President, Operating and Support Businesses at Sears Holdings Corporation from 2009 to

2010. From 2006 to 2008, he served as co-Chief Administrative Officer and Executive Vice President at Lehman Brothers Holdings Inc., a global financial services firm. In September 2008, Lehman Brothers filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York.

Michael S. Castleman, age 48, has been CDI’s Executive Vice President and Chief Financial Officer since March 2015. From October 2014 to March 2015, he was CDI’s Executive Vice President - Corporate Development and Operations. Prior to joining CDI, Mr. Castleman was President of the Kenmore, Craftsman and DieHard business unit of Sears Holdings Corporation (SHC) and a Corporate Senior Vice President of SHC (from September 2011 to October 2014). He was the Chief Financial Officer of the Kenmore, Craftsman and DieHard business unit of SHC and a Corporate Vice President of SHC from April 2011 to August 2011. From January 2009 to January 2011, he was a founding partner of EHP Capital, LLC and Springline Advisors LLC (value-focused investment vehicles). He previously served as a Managing Director of Lehman Brothers Inc. and co-founder and co-head of Lehman Brothers Venture Partners.

D. Hugo Malan, age 46, has been an Executive Vice President since he joined CDI in October 2014. He was President, Staffing North America from October 2014 to April 2015 and President, Talent and Technology Solutions since April 2015. Prior to joining CDI, Mr. Malan was President of the Fitness, Sporting Goods and Toys business unit of Sears Holdings Corporation (SHC) (from April 2011 to October 2014). He was President of the Fitness and Sporting Goods business unit of SHC from March 2009 to April 2011. He was also a Corporate Senior Vice President of SHC from March 2009 to October 2014.

Brian D. Short, age 43, has been the Chief Administrative Officer and General Counsel of CDI since March 2009. He became an Executive Vice President in March 2015. Prior to joining CDI, he was a partner in the law firm of Dechert LLP and practiced in the firm’s Corporate and Securities group.

William J. Wasilewski, age 57, has been an Executive Vice President since he joined CDI in 2013. He was Executive Vice President, Global Engineering and Technology Solutions of CDI from 2013 to the end of 2015. Since the beginning of 2016, he has been President, Energy, Chemicals and Infrastructure. In 2013, prior to joining CDI, he was Executive Vice President of Furmanite Corporation, which provides on-site and on-line plant and pipeline maintenance and related technical and engineering services. From 2005 to 2012, he was Vice President and Group Executive of Fluor Corporation, an engineering, procurement, construction, maintenance and project management company.

Former Executive

Robert M. Larney, age 64, was the Chief Financial Officer of CDI from 2011 to March 2015. He served as the interim President and Chief Executive Officer of CDI from March 2014 to September 2014. From 2008 to August 2011, he was Senior Vice President and Chief Financial Officer of Tekni-Plex Inc., a manufacturer of packaging, industrial materials, specialty resins and tubing products.

The following person is a current executive officer of CDI but is not an NEO:

Jill M. Albrinck, age 52, has been CDI’s Executive Vice President and President, Management Recruiters International since January 2016. In 2015, she provided consulting services to private equity firms. From 2012 to 2014, she was the Chief Operating Officer of DeVry University, a for-profit higher education provider. From 2009 to 2011, she was the Chief Operating Officer of LensCrafters, a subsidiary of Luxottica Group.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview and Executive Summary

This Compensation Discussion and Analysis focuses on the following:

•	our executive compensation philosophy and guiding principles;

•	paying for performance;

•	how we make executive compensation decisions; and

•	the principal components of our executive compensation program and an analysis of 2015 compensation.

2015 Performance

For CDI, 2015 represented the first year in the transformation of our company. We completed comprehensive assessments of CDI’s business, operations, organization and culture and we identified significant opportunities to improve performance and long-term growth. Throughout the year, we took steps to establish the new talent, processes, operational discipline and business development to deliver such improvement. Due to these efforts, CDI enters 2016 with a clear strategic direction, a strong leadership team and the financial strength to execute our plan. Our mission is clear: to create extraordinary outcomes with our clients by delivering solutions based on highly skilled professional talent.

Our 2015 financial performance reflected continued pressure from macroeconomic and discrete challenges within our concentrated client base. In addition, the company’s stock price performance followed the financial performance and declined through 2015. The Company’s results reflect the Company’s concentration on a few large enterprise clients, principally within industrial and engineering-oriented industries, including oil and gas. In 2015, our PSS segment’s ten largest clients generated 60% of total segment revenue, while the ten largest GETS segment clients generated 50% of that segment’s revenue. To illustrate the effect of this concentration, during the full year 2015, our four biggest client revenue declines, alone, contributed over 80% (or $88 million) of our constant currency revenue decrease versus the prior year. The effect of changes in foreign exchange rates further negatively impacted revenue by more than $30 million.

Revenue	$985.5 million in 2015 versus $1.123 billion in 2014

Net Income/ Loss	Net loss of $37.0 million in 2015 versus net gain of $3.1 million in 2014

Adjusted EBITDA[1]	$13.2 million in 2015 versus $40.1 million in 2014

Earnings/Loss Per Share	Net loss per share of $(1.88) in 2015 versus net earnings per share of $0.16 in 2014

Adjusted Earnings Per Share[1]	Adjusted earnings per diluted share of $0.04 in 2015 versus $0.84 in 2014

[1]	Adjusted EBITDA excludes from net income (loss) attributable to CDI, interest, income taxes, depreciation and amortization expense, impairment charges, restructuring and other related costs, share-based compensation expense, leadership transition costs, loss on disposition, certain acquisition and litigation items, gain from the sale of a non-operating corporate asset, impairment related costs and sales and use tax recovery benefit. Adjusted Earnings Per Share excludes from diluted earnings per common share impairment charges, restructuring and other related costs, leadership transition costs, loss on disposition, certain acquisition and litigation items, amortization of acquired intangibles, gain on sale of non-operating asset, impairment related costs, sales and use tax recovery benefit and the related income tax effect, including certain deferred tax adjustments. See the financial tables in Appendix A for more information on non-GAAP financial measures and the reconciliation of these measures to GAAP measures.

The company’s executive compensation program is structured so that a significant percentage of compensation is tied to the achievement of challenging levels of company performance - both short-term and long-term. As a result of the company’s financial results, no short-term or long-term incentive compensation was earned by executives participating in the short-term incentive compensation program for 2015, the value creation contingent awards granted in 2014 or 2015 or the performance share grants made in prior years. This reflects the pay-for-performance nature of CDI’s incentive compensation program.

Although our CEO was granted a performance award under our stock plan in 2015, this award was made under the terms of the employment agreement we entered into with him when he was hired in 2014. Pursuant to the terms of our stock plan, his value creation contingent award was structured to be granted in two separate tranches in separate years. The CEO received no additional equity-based awards in 2015. Furthermore, his 2015 value creation contingent award is contingent on achieving a minimum stock price (two times the stock price around the time of grant). As evidenced by the “Supplemental Table - Actual Compensation Realized by CEO” on page 39, the CEO’s compensation arrangements are heavily contingent on performance.

Role of Say-on-Pay and Shareholder Outreach

While the say-on-pay vote is not binding on the company, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our Proxy Statement. Our Board of Directors and the Committee value the opinions of our shareholders.

At the 2015 Annual Meeting, more than 85% of the votes cast on the advisory vote on our executive compensation proposal were in favor of our executive compensation as disclosed in the 2015 proxy statement, and as a result our executive compensation was approved in that advisory vote.

In addition, we believe that regular, transparent communication with our shareholders and other stakeholders is essential. Throughout 2015, members of our management team met with shareholders and discussed, among other things, our executive compensation. In these discussions, our investors supported our compensation philosophy and value creation contingent award structures, believing them to be well aligned with performance. Based on this feedback along with the say-on-pay results, the Committee continued to apply its pay-for-performance philosophy and maintained a consistent approach for 2015.

Key Executive Compensation Actions Taken in 2015

Below are some of the key actions and decisions made regarding the company’s executive compensation in 2015:

•

Short-Term Incentive. Aligned all executives with a short-term (annual) incentive plan based on the overall company performance to focus on the full turnaround of the company and not individual parts or segments at the expense of others.

•

Value Creation Contingent Awards. For the executive management team members who were not hired in late 2014 with long-term value creation contingent awards, the company awarded multi-year long-term incentive compensation consisting of TVDS and a new value creation contingent award (in the form of long-term non-equity incentive awards). This aligned all of the executive management with similarly structured awards. The value creation contingent awards only vest if significant shareholder value is created through achieving share prices between two and three times the market price near the grant date, and for Mr. Wasilewski, achieving additional specified business performance goals described below. If earned and vested, the value creation contingent awards will be paid in cash to executives.

Executive Management Change in 2015

Robert Larney, the former Chief Financial Officer, left the company in March 2015. The section below titled “Former Officer” discusses the compensation arrangements with Mr. Larney.

Our Compensation Philosophy and Guiding Principles

In support of our business and our strategic plan, CDI’s compensation program is designed to attract, motivate, reward and retain the high quality executives necessary to provide company leadership and create shareholder value. The company’s executive compensation philosophy is reflected in the following design principles:

•	There should be a strong link between pay and performance.

•	The interests of executives should be aligned with the interests of our shareholders.

•	Compensation programs should reinforce business strategies and drive long-term sustained shareholder value.

Paying for Performance

There are three primary components of our executive compensation program: base salary, short-term (annual) incentives and long-term incentives. The company’s executive compensation program is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of company performance. As illustrated in the chart below, 86% of the CEO’s target total direct compensation opportunity is dependent upon corporate performance and stock price appreciation (for purposes of the stock award, the chart below uses the value set forth in the “Summary Compensation Table”).

Percent of total direct compensation at-risk = 86%

Due to the Company’s financial performance in 2015, our CEO did not earn any portion of his target bonus or value creation contingent award. The table below shows each element of actual compensation realized by our CEO for 2015.

Year	Salary ($)	Short-Term Cash Bonuses ($)	Long-Term Incentive Plan Performance Awards ($)	Exercised Option Awards ($)	Vested Stock Awards ($)	Total Actual Compensation Realized ($)	Total Compensation Reported in SCT ($)
2015	600,000	0	0	0	14,890	614,890	3,762,842

We believe that this table demonstrates that while we provide our executives with the opportunity to earn significant compensation if challenging results are achieved, failure to achieve those performance levels will result in our executives not realizing those compensation opportunities.

Actual compensation realized is different than the compensation reflected in the Summary Compensation Table (SCT). Specifically, actual compensation realized does not include payment of relocation-related expenses and the 401(k) plan employer match generally available to employees and does not factor in the grant date value of equity-based awards as is required in the SCT, but instead reflects the value of equity-based awards exercised or vested in the relevant year. We believe that this more accurately reflects the compensation paid to our named executive officers because it does not include the grant date accounting value of an equity-based award that may never be earned. For example, the value contingent creation award granted to our CEO in 2015 had a fair value accounting value on the grant date of $3,121,508 (and therefore is reflected in the SCT at this amount), but no portion of such award has been earned yet, and as of the end of 2015, the award was valued under the fair value accounting standard at approximately 1% of the grant date value (or only $37,667).

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee regularly reviews the alignment of our executive compensation program with the strategies and needs of our business, market trends, changes in competitive practices, individual performance, company performance, and the interests of our shareholders. Based on these factors, the Committee approves the compensation of the NEOs, including base salary, short-term incentive awards (which are in the form of an annual cash performance bonus), long-term equity awards, and benefits and perquisites.

Generally, compensation decisions, together with individual performance reviews, are made at the first and second regularly-scheduled Committee meetings of the fiscal year. The short-term incentive goals and targets are approved by the Committee at that time.

Role of Management

The Committee combines input from senior management and the Committee’s and Board’s own individual experiences and best judgment to arrive at the proper alignment of compensation philosophy, objectives, and programs. The CEO is the member of senior management who interacts most closely with the Committee. Management provides the Committee with their perspectives on the design and administration of the executive compensation program and awards. In particular, the CEO works with the Committee to enable the Committee to formulate the specific plan and award designs, performance measures, and performance levels (i.e., threshold and target) necessary to align the executive compensation program with CDI’s business strategies and objectives.

The CEO reviews with the Committee performance evaluations for each of the other NEOs and his recommendations (except with respect to his own compensation) regarding base salary, short-term incentive awards, and long-term incentive awards for the other NEOs to ensure alignment with the Committee’s design principles. However, all final decisions regarding the compensation of the NEOs are made by the Committee. The Committee conducts its own performance assessment of the CEO and no management recommendation is made with regard to his compensation.

Components of the Executive Compensation Program

The table below provides an overview of the principal components of CDI’s executive compensation program for 2015, including the objectives of each component. The table illustrates that most of the components are tied (directly or indirectly) to either company or individual performance, in ways that we believe serve to enhance shareholder value. In designing our executive compensation program, the Committee seeks to balance (a) cash and non-cash compensation, (b) compensation that is fixed and compensation that is contingent on performance, and (c) for contingent compensation, compensation that is based on the company’s short-term performance and compensation based on long-term performance. However, the Committee does not target any specific percentage of compensation to be cash versus non-cash, or fixed versus contingent on performance, or short-term versus long-term. More information and analysis regarding each of these components is contained below in this CD&A section of the Proxy Statement.

Component of CDI’s Executive Compensation Program	Key Features	Performance Relationship	Principal Purpose(s)
Base Salary	Fixed cash payments	Salary levels are based on roles, responsibilities, experience, skill set and past performance by the executives	Attract and retain executives; reward executives for level of responsibility, experience and sustained individual performance; provide income certainty for executives
Short-Term (Non-Equity) Incentive	Annual incentive program, paid in cash	Align executives with annual goals and objectives; create direct link to annual financial and operational performance	Motivate executives to achieve annual business goals
Long-Term (Equity and Non-Equity) Incentive Awards	Awards granted on a multi-year basis using a mix of stock options, TVDS and value creation contingent awards (performance units and non-equity awards)	Accelerate growth and balance this growth with profitability; value creation contingent awards only have value with appreciable performance	Align the interests of CDI’s executives with those of shareholders; executive retention; promote stock ownership by executives
Benefits	Provide employee benefits	We do not view this as a significant component of our executive compensation program	Attract and retain executives by providing benefits consistent with our employees

Competitive Compensation

To determine what comparable companies are paying their executives, the Committee has, in the past, retained independent outside compensation consulting firms to do periodic studies. Consultant compensation studies looked at proxy statement data from peer group companies which are in businesses similar to CDI, as well as survey data of similar-size companies. The Committee looks at the results of these periodic compensation studies to see whether CDI’s executive compensation levels have remained competitive, taking into consideration the company’s size relative to the peers. The Committee did not retain a consulting firm or perform such a study in 2015. The Committee’s objective is to establish compensation packages for the executive officers that would be competitive with those offered by other employers, appropriately reflecting each officer’s skill set and experience, and encouraging retention of top performers.

The Principal Components of CDI’s Executive Compensation Program

The principal components of our compensation packages are base salary, an annual cash incentive plan and long-term equity incentives.

Base Salary

The Committee annually reviews the base salaries of the executive officers as part of the overall review and determination of our executive compensation program for the relevant fiscal year. With respect to base salary, the Committee’s objective is to offer a level of fixed cash compensation, determined with reference to the factors described above, that will enable us to attract and retain top talent.

The Short-Term Incentive Compensation Program

In addition to receiving a base salary, the NEOs participate in an annual incentive compensation program under which they can earn additional cash compensation depending principally on the company’s financial performance during the year and, to a lesser extent, on their individual performance. The short-term incentive compensation program is designed to reward short-term (one year) business results whereas the long-term awards are tied to multi-year performance. In 2015, Mr. Castleman and Mr. Malan were under guaranteed minimum target level bonus payouts based on their respective employment agreements determined in connection with recruiting and attracting these executives in late 2014. These employment agreements do not contain any further minimum guaranteed bonus payouts.

Under our short-term incentive compensation program, a percentage of each executive’s salary is established as the target incentive compensation payout amount for that executive. The executive would earn this target amount for 100% achievement of the executive’s incentive compensation goals. The percentage of an executive’s salary for his or her target payout amount is based on roles and responsibilities and internal equity, and higher percentages generally apply to executives at higher levels in the organization and for positions which have a greater impact on and accountability for the company’s financial results. Accordingly, these executives have a greater percentage of their total cash compensation at risk but also are given greater potential rewards under the short-term incentive compensation program.

Under CDI’s short-term incentive compensation program, the Committee can decrease, in its discretion, the amounts to be paid to executives. The Committee believes that having this discretion is important in order to take into account unexpected events that may occur after the incentive compensation criteria are set which could otherwise result in payouts that are too high under the circumstances. In addition, the Committee retains the discretion to award bonuses outside the short-term incentive compensation program to recognize unique or special accomplishments by executives during a given year, take into consideration market changes in executive compensation, discourage executives from taking unnecessary or excessive risks to achieve performance goals, and otherwise carry out the broad objectives of our compensation program.

In addition, for 2015, each executive and bonus eligible employee could elect to be paid all or a portion of the annual incentive compensation earned in 2015 in the form of TVDS, which would vest 50% in March 2017 and 50% in March 2018. Each $1.00 of annual incentive compensation that an executive elects to receive in the form of TVDS would result in an award of TVDS having a grant date market value of $1.30. If the executive leaves the company before these shares of TVDS vested, the shares would be forfeited. If the executive leaves the company involuntarily (and without cause), any unvested shares of TVDS would become vested. This program was put in place for 2015 to promote long-term alignment and retention with the company.

The company’s Executive Bonus Plan, approved by our shareholders in 2015, is structured to permit the payment of cash bonuses that would not be subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, and therefore permits negative discretion only. However, the company does not guarantee that amounts paid to the NEOs under such plan will be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code, and the company has the discretion to pay bonuses that are not so exempt.

The Portion of Short-Term Incentive Compensation Based on CDI Financial Results

Under our 2015 short-term incentive compensation program, 85% of an executive’s target incentive was based on the company’s achievement of its financial targets. The Committee chose operating profit and RONA (return on net assets) as the financial measures for the 2015 program, with operating profit given the greatest weight (80%). The Committee determined that operating profit growth would have the most direct impact on increasing shareholder value. RONA is a valuable measure of the company’s ability to efficiently use its capital. For purposes of the incentive compensation program, RONA is the average of a quarterly rolling twelve month calculation.

To earn the target level of cash incentive compensation based on operating profit and RONA, the company needed to achieve the target levels of operating profit and RONA in CDI’s 2015 financial plan. The financial plan is developed by management, and reviewed and approved by the Finance Committee, which in turn recommends it for final approval by the Board. The specific financial targets for a given year depend on a number of factors, including where CDI is in its business cycle and the size and strength of the pipeline of business with which CDI enters the year. We believe that if CDI consistently attains or exceeds its target levels of operating profit and RONA, shareholder value will increase over the long term. Our targets are intended to be challenging, yet realistic and achievable at the time they are established.

Under our short-term cash incentive compensation program, we establish a payout scale for each financial measure for performance above and below the target. Each scale sets a threshold level of performance (below which no cash incentive compensation would be earned). For 2015, there was no maximum level of performance as the Committee did not want to cap payouts for over-performance, as this would align with value creation for shareholders.

The following table provides basic information about the payout levels established for CDI’s 2015 corporate short-term incentive compensation financial metrics.

	2015 Operating Profit (Pre-Bonus)			2015 RONA*
$ in millions	Achievement Needed	% of Target	Payout as a % of Target	Achievement Needed	% of Target	Payout as a % of Target
Threshold Level	$24.9	70%	35%	7.0%	70%	35%
Target Performance Level	$35.6	100%	75%	10.0%	100%	75%
Target Payout Level	$44.1	124%	100%	12.0%	124%	100%

*	RONA target is an average of the quarterly RONA calculation based on a rolling 12 months at each quarter point

As noted in the above table, target payout levels were set at performance levels exceeding the target financial performance levels. These stretch performance goals reflected the turnaround nature of the business and the target performance amounts took into account the weakening business results at the end of 2014.

CDI’s operating profit achievement for 2015, for purposes of the short-term incentive compensation program, was $7.4 million, which represented 20.7% of the target level. The company’s reported operating loss for 2015 was $28.6 million, which included impairment charges of $21.5 million, restructuring charges of $4.2 million, bonus of $3.8 million, stock compensation of $2.2 million, acquisition related adjustments of $3.3 million and currency adjustments of $0.8 million. The Committee excluded items such as the restructuring charge and impairment charge, so employees are not penalized for taking actions in the long-term best interests of the company and the shareholders and in order to focus on core operating performance. The RONA achieved by CDI for 2015 for purposes of the incentive compensation program was 5.5%, which represented an achievement level of 55%.

The Portion of Short-Term Incentive Compensation Based on Individual Performance

We include individual performance as a component of our cash incentive compensation program for executives because we believe that each executive should demonstrate executive leadership behaviors and achieve individual objectives in any given year. An executive’s bonus amount is funded based on corporate and business unit results, and then 15% of that amount is allocated based on performance relative to individual performance.

Summary of Bonuses Earned in 2015

Under our 2015 short-term incentive compensation program, the threshold level of performance was not achieved for either performance metric. Accordingly, there were no bonuses earned in 2015 under our short-term incentive compensation program.

As described above, Mr. Castleman and Mr. Malan were guaranteed a minimum 2015 bonus equal to 70% of their base salary. Based on the foregoing, the Compensation Committee awarded each executive the following 2015 bonus:

Name of Executive	2015 Bonus
Scott Freidheim	$0
Michael Castleman	$280,000	*
Hugo Malan	$280,000	*
Brian Short	$0
William Wasilewski	$0

*	guaranteed bonus amounts per employment agreement

The Long-Term Incentive Compensation Program

We believe that ownership of CDI stock by our executives creates an important link between the financial interests of the executives and the interests of our other shareholders. We also believe that long-term performance-based awards help our executives focus on the sustained success of the company and maximizing shareholder returns. Accordingly, we regard the stock-based and long-term award elements of our executive compensation program as a critical part of the program’s effectiveness.

A portion of CDI’s executive compensation is in the form of equity, the value of which is dependent upon the future value of CDI stock. In addition, our guidelines call for our executives to achieve a significant amount of CDI stock ownership. This helps to align the financial interests of our executives with the financial interests of our other shareholders.

In the past, each year we granted equity awards to our executives under the CDI Corp. Amended and Restated Omnibus Stock Plan (the “Omnibus Stock Plan”). With the hiring of the CEO and other NEOs in 2014, we made special multi-year equity-based awards. The CEO’s awards consisted of stock options, TVDS and value creation contingent awards (performance units). Each of these awards generally vest over a five-year period for performance and retention purposes. Mr. Freidheim’s 2015 value creation contingent award was part of his new hire grant package under his 2014 employment agreement, but pursuant to the terms of our equity plan, was structured in two tranches with one granted in 2015 and the other in 2014. This award is identical to his 2014 performance unit award (except that the measurement period for the 2014 award commenced on the date on which it was granted). As Mr. Short and Mr. Wasilewski were previously on annual award programs, each received an award in 2015 consisting of TVDS and a value creation contingent award (non-equity long-term cash bonus). The other NEOs received awards in 2014 consisting of TVDS and value creation contingent awards (performance units). These TVDS awards generally vest over a four-year period. The value creation contingent awards for the NEO’s other than Mr. Freidheim can vest as soon as three years depending on achievement of performance hurdles and vesting elections.

Value creation contingent awards (in the form of performance units and non-equity based awards) are an integral piece of CDI’s incentive compensation. The form of the value creation contingent awards further increases management’s alignment with shareholders. The awards do not compensate at all in the event of unattractive or modest performance. This creates a model in which the awards deliver no compensation when there are not attractive shareholder returns, yet are designed to deliver sufficient levels of compensation to attract and motivate tal-

ented executives when there are attractive shareholder returns. The value creation contingent awards awarded in 2015 will become earned based on satisfying certain time-based vesting requirements and performance-based vesting requirements as described below:

Mr. Freidheim: Mr. Freidheim was granted a value creation contingent award (performance units) which was structured under the terms of our equity plan to be separated into two grants – one when his employment commenced in 2014 and one on January 2, 2015. These awards only vest if significant shareholder value is created through achieving share price levels between two and three times the market price near the date Mr. Freidheim was hired. These two awards are identical, except the performance period for each grant commences on or about the applicable grant date. These awards are earned based on the stock price of CDI, increased by extraordinary cash dividends (the “adjusted stock price”), from the beginning of the measurement period through the earlier of: September 15, 2019; the date of the termination of Mr. Freidheim’s employment for any reason other than by the company without cause; the six month anniversary of the date of the termination of Mr. Freidheim’s employment by the company without cause; and the occurrence of a sale of the company (the “measurement period”). The adjusted stock price is measured based on overlapping periods of ninety consecutive trading days. The adjusted stock price used for any such period is the lower of: the average adjusted stock price during such period; the lowest adjusted stock price during the last twenty consecutive trading days of such period; and of the sixty trading days during such period with the highest adjusted stock price, the trading day with the lowest adjusted stock price.

In addition, during certain periods where a sale of the company is likely, the amount determined above is reduced by 16.67%. Such reduction also applies in determining the adjusted stock price for the ninety consecutive trading day period that ends on the date of a sale of the company. The Compensation Committee believes that this reduction is appropriate to mitigate the impact of increases in the company’s stock price based on a proposed or speculated transaction. The combined awards will provide for a payout of (i) $0 if the highest adjusted stock price for any period of ninety consecutive trading days during the measurement period does not equal at least $27.76, (ii) $15,000,000 if the highest adjusted stock price for any period of ninety consecutive trading days during the measurement period equals $27.76, and (iii) $40,000,000 if the highest adjusted stock price for any period of ninety consecutive trading days during the measurement period equals or exceeds $41.64. The payout under the awards will be pro-rated if the highest adjusted stock price for any period of ninety consecutive trading days during the measurement period exceeds $27.76 but is less than $41.64.

CEO Value Creation Contingent Awards (Performance Units) – 2014 and 2015 Combined
Threshold	Maximum
$15 million if $27.76/share (an increase in market capitalization of approx. $274 million)*	$40 million if $41.64/share (an increase in market capitalization of approx. $548 million)*

*	Increase based on the price of CDI stock which was used as the base price for determining the threshold and maximum price levels at the time of the award ($13.88 per share). As of March 15, 2016, threshold performance would represent an increase in market capitalization of approximately $437 million, and maximum performance would represent an increase in market capitalization of approximately $711 million.

The adjusted stock price targets represent increases in CDI’s stock price of two times and three times the closing price at or around the time Mr. Freidheim was hired. If the performance conditions described above have been satisfied, then the award will vest on the earlier of: September 15, 2019 (subject to Mr. Freidheim’s continued employment with CDI through such date); and the date of the termination of Mr. Freidheim’s employment due to death or disability, by CDI without cause or, following a sale of the company, by Mr. Freidheim for good reason. Upon any other termination of employment prior to September 15, 2019, this award will be forfeited, even if the performance goals have been satisfied. Generally, the award will be paid to Mr. Freidheim soon after the end of the measurement period.

Mr. Short and Mr. Wasilewski: In May 2015, Mr. Short and Mr. Wasilewski were granted value creation contingent awards (non-equity-based) that are substantially identical to the Performance Unit awards granted to Mr. Castleman and Malan, except (i) the share price targets are between two to three times the share price at around the time of the award, (ii) the share price measurement period began on the grant date of the awards and (iii) Mr. Wasilewski’ s award also contains targets based on the engineering businesses achieving operating profit of between $30-40 million in any four consecutive quarters commencing on April 1, 2015 and ending on March 31, 2018. The amount payable with respect to these awards is $1 million for Mr. Short and $2 million for Mr. Wasilewski if the minimum share price performance requirement (and, in the case of Mr. Wasilewski, the minimum engineering operating profit requirement) is attained and is $2.5 million for Mr. Short and $5 million for Mr. Wasilewski if the maximum share price performance requirement (and, in the case of Mr. Wasilewski, the maximum engineering operating profit requirement) is attained. The payouts will be pro-rated for performance between the minimum and maximum performance requirements.

All value creation contingent awards described above are ultimately cash settled.

The Committee has generally not considered previously-granted and vested equity awards when structuring the compensation arrangements of the executives because the Committee focuses on the value of a person’s job for the year or years to which a compensation arrangement relates and not on past earned and vested compensation arrangements. We seek to motivate the future performance of the company’s executives, while previously-granted and vested equity awards reflect their past performance. In determining the overall amount of equity-based awards to grant executives, the Committee considers CDI’s stock “overhang” (the potential dilution to ownership the awards would have on the company’s shareholders), the number of shares available for grant under the Omnibus Stock Plan and the financial expense the company would incur in connection with the awards.

We believe that the long-term incentive compensation program, including equity and value creation contingent compensation, provides CDI the ability to attract and fairly compensate its executives and also helps us to retain our executives. Since these awards vest over a period of years, they are designed to encourage executives to remain with the company in order for them to realize the full potential value of their awards.

Personal Benefits and Perquisites (Perks)

Our basic philosophy is that executives should receive a minimal amount of perks in comparison to their total compensation. However, we believe that some perks, such as relocation-related expenses and distance and transitional living expenses, are in certain circumstances part of a competitive executive compensation package and are necessary and appropriate in order to attract and retain highly competent executives. See the Summary Compensation Table (and in particular the notes to the All Other Compensation column) for information regarding the NEOs’ perks in 2015.

Retirement Benefits and the Deferred Compensation Plan

Our philosophy with respect to retirement benefits is to have a basic tax-qualified retirement savings plan in place – a 401(k) plan – which is available to all employees. The 401(k) plan provides CDI’s employees with a savings program in which each employee can control how his or her savings are invested.

Federal tax rules impose a limit on employee contributions to a 401(k) plan (that limit was $18,000 in 2015, though participants over the age of 50 can contribute more) and, due to the Internal Revenue Code nondiscrimination testing required of such plans, a lower limit typically applies to the company’s highly-compensated employees (as defined by the Internal Revenue Code) such as the NEOs. For this reason, we have also established a nonqualified Deferred Compensation Plan for our highly-compensated employees. This is a voluntary program under which the company does not make any contributions. It allows highly-compensated employees who can’t contribute the maximum allowable amount to their 401(k) plan account because of Internal Revenue Code limitations to save for retirement in a tax-effective way at minimal cost to the company. None of our NEOs participated in the Deferred Compensation Plan for 2015.

Severance and Post-Employment Compensation

We seek to provide a generally competitive severance benefit to our senior management personnel, including the NEOs. As part of the CEO’s and Mr. Castleman’s and Mr. Malan’s employment arrangements, we have agreed to specified severance arrangements. Mr. Short and Mr. Wasilewski are grandfathered under our former executive severance policy. These arrangements are intended to assist executives in transition from employment by CDI when that employment is terminated by the company without cause. Additional details regarding the post-termination benefits that our executives can receive can be found in the section titled “Potential Payments Upon Termination of Employment or Change in Control”.

In structuring a severance program, the Committee does not consider an executive’s accumulated wealth because the Committee does not believe it has adequate insight into an executive’s overall individual financial condition and it believes that a severance program such as that offered by the company is needed to remain competitive in the market for executive talent.

Former Officer

Our former Chief Financial Officer, Robert Larney left the company in March 2015 and entered into an agreement with CDI pursuant to which, among other things, Mr. Larney agreed to a release and waiver of claims and non-competition and non-solicitation covenants in order to receive the severance provided under the terms of his executive severance arrangement as described in more detail in the section titled “Potential Payments Upon Termination of Employment or Change in Control”.

Other Important Programs, Policies and Factors Affecting Executive Compensation

Our Stock Ownership Guidelines

The company has stock ownership guidelines based on accumulating and holding shares of CDI with a value equal to a specified multiple of base pay. The multiples for specific executive levels are shown below.

Target
CEO	5x base salary
Executive Vice Presidents	3x base salary
Other Direct Reports to CEO	2x base salary

Only shares owned by an NEO are counted towards meeting the guideline. Stock options, stock appreciation rights and unvested Time-Vested Deferred Stock awards are not included in determining whether an executive has achieved the ownership levels. Executives who have not met their ownership guidelines are required to retain 75% of shares earned from the equity compensation program until the guideline is met. The current NEOs have not yet attained their ownership requirements.

The Executive Stock Purchase Opportunity Program

The Executive Stock Purchase Opportunity Program is designed to offer executives an incentive to make a personal financial investment in the future success of CDI, in order to further tie their interests to the company’s shareholders. Mr. Freidheim and Mr. Castleman, as new hires, participated in this program in 2014 and 2015.

Under this program, which is typically a one-time opportunity for each executive, for every share of CDI stock that the executive purchases within a specified 20-day period, the company grants 0.4 shares of TVDS, which vest at the rate of 20% per year over five years so long as all of the underlying purchased shares are retained by the executive. The TVDS is forfeited if the executive resigns or is terminated for cause prior to vesting. Executives at higher levels and with greater impact on the company’s financial performance are given a greater opportunity to purchase shares under this program.

The Timing and Pricing of Equity Awards

In the past, the Committee generally made equity awards to executives once a year. The Committee normally met to approve the annual awards to the NEOs shortly after the issuance of the company’s earnings release for the previous year. The exercise price of stock options and the per share value of TVDS are equal to the closing market price of CDI stock on the award date. We have typically scheduled the grants of annual equity awards to take place shortly after the release of our annual earnings so that this information is reflected in CDI’s stock price at the time of the awards. In 2014 and 2015, the Committee made special multi-year awards generally with five year performance periods and will evaluate future awards in light of the company’s performance against the targets during this period.

In addition, equity awards are sometimes made in the event of a significant new hire or a significant promotion. In order to allow the company to react quickly, the authority to grant awards in these situations has been delegated by the Committee. For high-level managers who report directly to the CEO and may receive larger awards, the awards are typically recommended by the CEO and approved by the Chair of the Committee, with notice given to the other members of the Committee. For lower-level managers who typically receive smaller awards, the CEO has been delegated authority by the Committee to approve awards that adhere to the Committee’s guidelines and are consistent with past practice in size and type. For new hires, the award date is the recipient’s first day of employment. In the case of significant promotions, the award date is on or around the time of the recipient’s promotion. However, an award date may not be earlier than the date on which the grant was approved. In all cases, the exercise price of stock options and the per share value of performance shares or deferred stock is equal to or greater than the closing price of CDI stock on the date of grant.

Our practices regarding the timing and pricing of equity awards are the same for executives as they are for awards made to other employees. Our policies and procedures applicable to the timing of equity awards are designed to provide assurances that grant timing is not being manipulated to result in a price that is more favorable to employees. Additionally, all awards made by the Committee must occur only at meetings of the Committee (including telephonic meetings) and may not occur through action by written consent.

Our Clawback Policy

CDI has a “clawback” policy under which the company can cancel and recoup from any employee in the CDI organization any incentive compensation or equity awards that were based on incorrect information, whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). The Committee has discretion to treat employees who received an award based on incorrect information differently depending on an employee’s degree of involvement in causing the error, an employee’s assistance in discovering and/or correcting the error, and any other facts that the Committee determines to be relevant.

The Effect of the Compensation Program on Risk

We believe that our compensation program does not encourage excessive and unnecessary risk taking. In particular, although a substantial portion of the compensation provided to our NEOs is performance-based, our executive compensation program is designed to balance risk. Among the reasons for this belief are the following:

•	The existence of the clawback policy described above.

•	Base salaries provide a fixed element of compensation at levels which we consider sufficient not to encourage undue risk taking.

•

In the case of our NEOs, the design of our compensation program encourages CDI’s executives to remain focused on both the short- and long-term operational and financial goals of the company, with substantial value based on the long-term performance of CDI.

•	Stock ownership guidelines for our NEOs result in executives maintaining levels of CDI stock ownership, which provides motivation for them to take into account CDI’s long-term interests.

The Impact of Tax Deductibility Limitations on our Compensation Design and Decisions

The Committee evaluates the impact of Section 162(m) of the Internal Revenue Code on our executive compensation program. Section 162(m) limits the deductibility by the company of certain compensation paid to our NEOs (other than to our CFO) in excess of $1 million per year. The Section 162(m) regulations provide an exemption for “qualified performance-based compensation”.

Over the years, the Committee has attempted to structure executive compensation arrangements to be deductible to the extent consistent with the goals and objectives of our executive compensation program. However, the Committee believes that, in some circumstances and particularly for the CEO, factors other than tax deductibility may be more important in determining the forms and levels of executive compensation that are most appropriate and in the best interests of CDI and its shareholders. Therefore, the Committee reserves the flexibility to approve executive compensation that may not be deductible.

Use of Tally Sheets

The Committee annually reviews tally sheets prepared for each executive officer of CDI by the company’s Human Resources department. The tally sheets are designed to show the total compensation (broken down into each element of compensation) which has been paid to each executive and the compensation which would be paid to the executive following termination of his or her employment under various scenarios. Committee members believe that tally sheets provide a comprehensive picture of an executive’s total compensation, give the Committee a better understanding of how the various components of an executive’s compensation package fit together and provide a context for making pay decisions. In its February 2016 review of tally sheets, the Committee determined that the annual compensation amounts for the NEOs were consistent with the Committee’s expectations and aligned with our objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CDI’s management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Michael J. Emmi, Chair

Ronald J. Kozich

Albert E. Smith

Summary Compensation Table

The first table below (the Summary Compensation Table, or SCT) summarizes the compensation during the past three years for CDI’s Named Executive Officers, reported in accordance with SEC rules for the SCT. Scott Freidheim, Michael Castleman and Hugo Malan joined CDI during 2014, so their 2014 compensation reflects a partial year. Robert Larney was an executive officer of CDI until March 6, 2015, when his employment ended.

The second table below is a supplemental table showing the actual realized compensation for our CEO, Mr. Freidheim, for 2015 and 2014. This supplemental table is not a substitute for the SCT. “Total Actual Compensation Realized” differs substantially from “Total Compensation” as set forth in the SCT. The principal differences between the two tables is that the second table: (a) reports the actual value realized on equity-based compensation, including amounts associated with equity-based awards granted in prior years, only during the year in which an equity-based award becomes vested or is exercised, rather than the grant date accounting value of the award in the year of grant; and (b) does not include the payment of relocation-related expenses and the 401(k) plan employer match generally available to employees. For an explanation of why we believe the supplemental table is useful, see pages 28-29 in the CD&A. As shown in the second table, the total actual compensation realized by the CEO was 16.4% of his total compensation reflected in the SCT for 2015 and 7.3% of the SCT total for 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Scott J. Freidheim President and Chief Executive Officer	2015	600,000	0	3,121,508	0	0	41,334	3,762,842
	2014	177,534	177,534	4,011,024	272,045	0	211,252	4,849,389

Michael S. Castleman Executive Vice President and Chief Financial Officer	2015	400,004	280,000	28,400	0	0	107,595	815,999
	2014	71,234	299,863	1,725,756	0	0	12,758	2,109,611

D. Hugo Malan Executive Vice President and President, Talent and Technology Solutions	2015	400,004	280,000	0	0	0	52,561	732,565
	2014	72,329	300,630	1,607,497	0	0	12,134	1,992,590

Brian D. Short Executive Vice President, Chief Administrative Officer and General Counsel	2015	375,003	0	249,995	0	0	11,811	636,809
	2014	375,003	0	126,402	44,998	151,693	8,952	707,048
	2013	375,000	0	0	74,999	100,000	8,740	558,739

William J. Wasilewski Executive Vice President, and President, Energy, Chemicals and Infrastructure	2015	380,016	0	199,996	0	0	4,200	584,212

Former Executive

Robert M. Larney Former Executive Vice President and Chief Financial Officer	2015	84,591	0	0	0	0	405,032	489,623
	2014	475,000	200,000	200,150	71,252	190,545	9,798	1,146,745
	2013	475,000	0	0	94,995	135,000	12,280	717,275

Supplemental Table – Actual Compensation Realized by CEO

Name and Principal Position	Year	Salary ($)	Short- Term Cash Incentive ($)	Long-Term Incentive Plan Performance Awards ($)	Exercised Option Awards ($)	Vested Stock Awards, including Dividends ($)	Total Actual Compensation Realized ($)	Total Reported in SCT ($)
Scott J. Freidheim President and Chief Executive Officer	2015	600,000	0	0	0	15,716	615,716	3,762,842
	2014	177,534	177,534	0	0	0	355,068	4,849,389

Notes to the Summary Compensation Table:

The “Salary” Column

This column reflects the base salary earned by each executive in the given year. The amounts shown in the Salary column include amounts which the NEOs elected to defer in connection with CDI’s 401(k) savings plan.

The “Bonus” Column

The amounts in this column consist of: (a) guaranteed 2015 and 2014 bonuses for Mr. Castleman and Mr. Malan equal to 70% of their salaries, in accordance with their employment agreements; (b) a 2014 bonus of $177,534 for Mr. Freidheim as determined by the Compensation Committee; (c) $250,000 sign-on bonuses to Mr. Castleman and to Mr. Malan in 2014 pursuant to their employment agreements when they joined CDI that year; and (d) a $200,000 bonus award to Mr. Larney in 2014 for serving as our interim CEO from March 30 to September 15 of that year. The amounts shown in the Bonus column include amounts which the NEOs elected to defer in connection with CDI’s 401(k) savings plan.

The “Stock Awards” Column

The following Stock Awards granted to the NEOs are reflected in the Summary Compensation Table:

Time-Vested Deferred Stock (TVDS) – Shares of TVDS were awarded in 2015 to Messrs. Castleman, Short and Wasilewski, and in 2014 to Messrs. Freidheim, Castleman, Malan, Short and Larney. The shares of TVDS awarded to Mr. Short and Mr. Wasilewski in 2015 vest in September 2019. The shares of TVDS awarded to Mr. Castleman in 2015, which were pursuant to the Executive Stock Purchase Opportunity Program, vest 20% per year on each of the first five anniversaries of the date of grant. The shares of TVDS awarded to the NEOs in 2014 vest over a period of four or five years. Upon vesting, the shares of TVDS convert into unrestricted shares of CDI stock. Accrued dividends between the award date and the vesting date are payable in additional shares of CDI stock. During the vesting period the executive must remain employed by CDI, except in connection with certain terminations described below in the “Potential Payments Upon Termination of Employment or Change in Control” section.

Performance Units (PUs) (also referred to as value creation contingent awards) – An equal number of Performance Units were awarded to Mr. Freidheim in September 2014 and January 2015, as part of the equity compensation agreed to when he joined CDI in September 2014. Performance Units were also awarded to Mr. Castleman and Mr. Malan in 2014 when they joined CDI. The Performance Unit awards will become earned based on satisfying certain time-based vesting requirements and only if CDI achieves share prices that are between two to three times the share price at or around the time of grant during a measurement period between the grant date and September 15, 2019, subject to such measurement period ending earlier upon the occurrence of certain events, such as a sale of the company or a termination of employment. The amount payable with respect to the Performance Unit awards is $7.5 million for each of Mr. Freidheim’s two awards, $2 million for Mr. Castleman and $2 million for Mr. Malan if the minimum share price performance requirement is attained and is $20 million for each of Mr. Freidheim’s two awards, $5 million for Mr. Castleman and $5 million for Mr. Malan if the maximum share price performance requirement is attained. The payout will be pro-rated for performance between the minimum and maximum share price requirements. Any earned portion of the Performance Units will be settled in cash within thirty days after September 15, 2019, subject to earlier payment if the applicable NEO’s employment is terminated due to death, by CDI without cause or due to disability or by the applicable NEO for good reason following a sale of the company. For more information regarding Mr. Freidheim’s Performance Units, see page 34 of the CD&A. Mr. Castleman and Mr. Malan also have the ability to make a special election after the second anniversary of the grant date to freeze the value of the award then earned as of such date and vest in such amount one year after such election is made if they remain employed through such one year anniversary (subject to earlier vesting upon the occurrence of certain events). Such election does not impact the time at which the award is settled. None of these Performance Units have been earned.

Performance Shares (PS) – In 2014, Mr. Short and Mr. Larney were awarded Performance Shares (7,389 and 11,700 shares respectively). Each of those Performance Shares represented a contingent right to receive one share of CDI stock based on the company’s achievement of a 60-day moving average stock price of at least $30 per share. There was a payout scale that provided for a minimum payout (60%) for a 60-day moving average stock price of $28 per share, and a maximum payout (150%) for a 60-day moving average stock price of $40 per share. The Performance Shares were scheduled to vest three years after the grant date if earned (based on CDI’s achievement of the stock prices described in the preceding sentence). However, if the $30 per share target was achieved prior to the second anniversary of the grant date, 50% of the earned Performance Shares would vest after two years and, subject to certain conditions, the balance would vest after three years. None of these Performance Shares have been earned.

The following is a breakdown of the amounts in the Stock Awards column among the various types of Equity-Based Awards:

Name of Executive	Year	Performance Units ($)		Performance Shares ($)	TVDS ($)
		Grant Date Fair Value ($)	Fair Value at 12/31/15 ($)
Scott Freidheim	2015	3,121,508	37,667	0	0
	2014	3,124,784	37,667	0	886,240
Michael Castleman	2015	0	0	0	28,400
	2014	708,173	5,065	0	1,017,583
Hugo Malan	2014	607,500	5,065	0	999,996
Brian Short	2015	0	0	0	249,995
	2014	0	0	81,403	44,999
William Wasilewski	2015	0	0	0	199,996
Robert Larney	2014	0	0	128,897	71,253

The Stock Awards column represents the aggregate grant date fair value of TVDS, Performance Units and Performance Shares received by the NEOs in a given year, calculated in accordance with FASB ASC Topic 718 (without any reduction for estimated forfeitures). For additional information regarding the valuation assumptions relating to CDI’s Equity-Based Awards, see Note 8 to the company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2015. The amounts in the Stock Awards column reflect the grant date fair value for these awards under accounting standards and do not necessarily correspond to the actual value that will be realized by the executives.

The grant date fair value of each Performance Units award was calculated in accordance with FASB ASC Topic 718 using a Monte Carlo simulation model. The grant date fair value for each of the Performance Units awards to the NEOs set forth in the Summary Compensation Table were as follows:

Recipient	Date of Performance Units Award	Grant Date Fair Value (for each Performance Unit)
Scott Freidheim	01/02/15	$4.88
Scott Freidheim	09/15/14	$4.88
Michael Castleman	10/28/14	$4.99
Hugo Malan	10/27/14	$4.28

Due to our stock-price performance, as of the end of 2015 the Performance Units awards to Mr. Freidheim in 2015 and 2014 were each valued under fair value accounting standards at $37,667, which is approximately 1% of the grant date values (approximately $3.1 million) shown in the Summary Compensation Table, and the Performance Units awards to Mr. Castleman and Mr. Malan were valued under fair value accounting standards at $5,065, which is less than 1% of the grant date value shown in the Summary Compensation Table for them.

The grant date fair value of the PS awarded to Mr. Short and Mr. Larney in 2014, which was calculated in accordance with FASB ASC Topic 718 using a Monte Carlo simulation model, was $11.02 per share. No amount has been earned by Mr. Short or Mr. Larney in connection with the PS awards.

The grant date fair value of each TVDS award to the NEOs is equal to the market price of CDI stock on the date of grant multiplied by the number of shares of TVDS received on that date. The grant date fair value for each of the TVDS awards to the NEOs set forth in the Summary Compensation Table were as follows:

Recipient	Date of TVDS Award	Grant Date Fair Value (per share of TVDS)
Michael Castleman	03/09/15	$14.20
Brian Short	05/19/15	$12.84
William Wasilewski	05/19/15	$12.84
Scott Freidheim	09/15/14	$15.28
Hugo Malan	10/27/14	$15.79
Michael Castleman	10/28/14	$16.71
Michael Castleman	11/14/14	$17.59
Brian Short	02/28/14	$18.27
Robert Larney	02/28/14	$18.27

The “Option Awards” Column

Non-Qualified Stock Options were awarded to Mr. Freidheim in 2014 and to Mr. Short and Mr. Larney in 2014 and 2013. The exercise price of the Stock Options is the closing price of CDI stock on the date of grant. The Stock Options awarded to Mr. Freidheim vest on September 15, 2019 (the fifth anniversary of his start date) and terminate two years later. The Stock Options awarded to Mr. Short and Mr. Larney in 2014 are scheduled to vest one-third after three years and two-thirds after four years and have a seven-year term. The Stock Options awarded to Mr. Short and Mr. Larney in 2013 are scheduled to vest 20% per year over five years and have a seven-year term. Vesting in all cases is generally subject to continued employment on the applicable vesting date. As a result, all unvested Stock Options were forfeited by Mr. Larney in connection with the termination of his employment in 2015.

The Option Awards column represents the aggregate grant date fair value of the Stock Options granted to the NEOs in a given year, calculated in accordance with FASB ASC Topic 718 (without any reduction for estimated forfeitures). The following table sets forth the assumptions used to calculate the compensation expense of Option Awards in the Summary Compensation Table on a grant-by-grant basis.

Grant Date	NEO Receiving Award	Grant Date Fair Value of Award ($/share)	Risk-Free Interest Rate (%)	Expected Life of Option or SAR (years)	Expected Volatility (%)	Expected Dividend Yield (%)
09/15/2014	Scott Freidheim	5.44	2.03	6.00	49.91	3.40
02/28/2014	Brian Short Robert Larney	5.92	1.10	3.83	50.97	2.85
12/16/2013	Brian Short Robert Larney	5.46	1.55	3.91	50.92	3.10

For additional information regarding the valuation assumptions relating to CDI’s Stock Option Awards, see Note 8 to the company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2015. The amounts in this column reflect the grant date fair value for these awards under accounting standards and do not necessarily correspond to the actual value that will be realized by the executives.

The “Non-Equity Incentive Plan Compensation” Column

The amounts of Non-Equity Incentive Plan Compensation reported in this column for a given year were earned by the NEOs based on the company’s and their individual performance that year and were paid in the following year. For additional information about CDI’s annual cash incentive compensation plan, see “The Short-Term Incentive Compensation Program” section of the CD&A.

The “All Other Compensation” Column

All Other Compensation consists of the following:

a.	Dividends – This represents the dollar value of additional shares of CDI stock received by each executive upon vesting of TVDS and other stock awards (not SARs or option awards) relating to accrued dividends. Upon vesting, the holders of TVDS and those other stock awards receive additional shares of CDI stock having a value equal to the total dividends paid on a corresponding number of shares of CDI stock during the period from the grant date to the vesting date.

The table below shows the value of CDI stock received by each NEO with respect to such dividends:

NEO	2015 ($)	2014 ($)	2013 ($)
Scott Freidheim	826	0	—
Michael Castleman	75	0	—
Hugo Malan	0	0	—
Brian Short	8,300	5,786	5,196
William Wasilewski	0	—	—
Robert Larney	223	4,598	6,614

b.	Company Contributions to 401(k) Plan – The table below shows the amount of the company’s matching contributions to the 401(k) plan accounts of the NEOs for 2015, 2014 and 2013.

NEO	2015	2014	2013
Scott Freidheim	1,385	0	—
Michael Castleman	4,000	0	—
Hugo Malan	461	0	—
Brian Short	3,511	3,166	3,544
William Wasilewski	4,200	—	—
Robert Larney	3,997	5,200	5,666

c.	Severance Payments – Pursuant to the Separation Agreement and Release and Waiver of Claims (the “Separation Agreement”) which Mr. Larney signed when his employment ended on March 6, 2015, he was entitled to receive severance payments of $18,269.60 (minus applicable taxes and other withholdings) every two weeks for one year (for a total amount equal to approximately $475,000, his annual salary prior to the end of his employment). In addition, Mr. Larney received the following under his Separation Agreement:

Outplacement services	$15,000

COBRA reimbursements	$5,438

Expense reimbursements	$3,470

Accelerated vesting of TVDS	$2,009

Life insurance coverage	$368

All of the above severance and severance-related payments made to Mr. Larney in 2015 are included in the All Other Compensation column. For more information regarding the Separation Agreement, see the section below titled “Potential Payments Upon Termination of Employment or Change in Control”.

d.	Other – This represents personal benefits and perquisites received by an executive unless the total amount of such items received by the executive in a given year is less than $10,000. The NEOs who received items in this category having a value of $10,000 or more in 2015 were Messrs. Freidheim, Castleman and Malan. The amounts indicated below were valued on the basis of the actual cost paid or reimbursed by CDI (except in the case of Mr. Malan’s use of a company-owned retreat house, where the value was based on the amount of income imputed to him for tax purposes).

Mr. Freidheim’s total of personal benefits and perquisites in 2015 was $39,123, which related to the remaining rent due on an apartment in London, which Mr. Freidheim left when he joined CDI in September 2014. CDI paid that rent pursuant to the terms of the Employment Agreement with Mr. Freidheim.

Mr. Castleman’s total of personal benefits and perquisites in 2015 was $103,520, which consisted of reimbursement of relocation expenses ($100,000) and temporary housing costs in Philadelphia prior to his relocation ($3,520). CDI reimbursed Mr. Castleman’s relocation expenses and paid his temporary housing costs pursuant to the terms of his Employment Agreement.

Mr. Malan’s total of personal benefits and perquisites in 2015 was $52,100, which consisted of temporary housing costs in Philadelphia ($22,600), the cost of commuting to Philadelphia ($28,443) and the use of a company-owned retreat house ($1,057). CDI sold that retreat house in September 2015. CDI paid Mr. Malan’s temporary housing and commuting costs pursuant to the terms of his Employment Agreement.

Grants of Plan-Based Awards Table for 2015

The following table provides information about plan-based equity and non-equity awards granted to the NEOs in 2015. The type of award is indicated at the beginning of each row in the table. All equity-based awards granted to the NEOs in 2015 were made under the Omnibus Stock Plan. The plan-based non-equity incentive awards were granted pursuant to the Executive Bonus Plan. Robert Larney, whose employment with CDI ended in March 2015, did not receive any plan-based awards in 2015, so he does not appear in the table below.

Name and Grant Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott J. Freidheim
Annual Non-Equity Incentive	03/05/15	03/05/15	210,000	600,000	—
Performance Units	01/02/15	09/09/14				270,173	270,173	640,000				3,121,508

Michael S. Castleman
Annual Non-Equity Incentive	03/05/15	03/05/15	98,000	280,000	—
TVDS	03/09/15	10/14/14							2,000			28,400

D. Hugo Malan
Annual Non-Equity Incentive	03/05/15	03/05/15	98,000	280,000	—

Brian D. Short
Annual Non-Equity Incentive	03/05/15	03/05/15	78,750	225,000	—
Long-Term Non-Equity Incentive	05/19/15	03/05/15	1,000,000	1,000,000	2,500,000
TVDS	05/19/15	03/05/15							19,470			249,995

William J. Wasilewski
Annual Non-Equity Incentive	03/05/15	03/05/15	93,100	266,000	—
Long-Term Non-Equity Incentive	05/19/15	03/05/15	2,000,000	2,000,000	5,000,000
TVDS	05/19/15	03/05/15							15,576			199,996

Notes to the Grants of Plan-Based Awards Table for 2015:

The “Grant Date” and “Approval Date” Columns

The Approval Date refers to the date that the award was approved by the Compensation Committee, which in some cases was prior to the Grant Date.

The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” Columns

These columns show the possible payouts to the NEOs under non-equity incentive compensation plan awards made in 2015, at the threshold level of performance, at the target level of performance and at the level of performance that would result in the maximum payout.

For the company’s annual incentive compensation plan, to determine the threshold level we used the thresholds that apply to the portion of the annual incentive compensation based on CDI’s financial results and assumed that the executive’s individual goals were met. The annual incentive compensation plan for 2015 had no limit or cap on what an executive could earn, and so no amounts are set forth in the Maximum column. Nothing was earned by any of the NEOs in 2015 under the annual incentive compensation plan; however, in accordance with their employment agreements signed when they joined CDI in October 2014, Mr. Castleman and Mr. Malan each received a guaranteed bonus of $280,000 for 2015. For additional information about CDI’s annual non-equity incentive compensation plan, see “The Short-Term Incentive Compensation Program” section of the CD&A.

For a description of the Long-Term Non-Equity Incentive Compensation Awards to Mr. Short and Mr. Wasilewski in 2015, see page 35 of the CD&A.

The “Estimated Future Payouts Under Equity Incentive Plan Awards” Columns

For the Performance Units awarded to Mr. Freidheim, which result in a specific number of shares of CDI stock being earned and then converted into cash and deferred until the vesting date, (a) the Threshold and Target payout for purposes of this table was calculated by dividing the amount which would be earned for achieving the minimum stock value performance requirement by the stock price which must be attained during the measurement period in order to earn that payout, and (b) the Maximum payout for purposes of this table represents the maximum number of Performance Units awarded to the executive. For more information about the Performance Units, see the Notes to the Summary Compensation Table for the Stock Awards column and pages 33-34 of the CD&A.

The “All Other Stock Awards” Column

All Other Stock Awards consist of TVDS awarded to the NEOs in 2015. For more information about the company’s TVDS awards, see the Notes to the Summary Compensation Table for the Stock Awards column.

The “All Other Options Awards” Column

No Option Awards were granted to the NEOs in 2015. For more information about the company’s past Option Awards, see the Notes to the Summary Compensation Table for the Option Awards column.

The “Exercise or Base Price of Option Awards” Column

Since no Option Awards were granted to the NEOs in 2015, nothing is reported in this column.

The “Grant Date Fair Value of Stock and Option Awards” Column

The dollar amounts in this column were computed in accordance with FASB ASC Topic 718, without regard to estimates for forfeitures. The grant date fair value of the Performance Units was calculated using a Monte Carlo simulation model. The fair value of the Performance Units award to Mr. Freidheim was $37,667 as of 12/31/15 (as compared to the grant date fair value of $3,121,508). The grant date fair value of each TVDS award is equal to the market price of CDI stock on the date of grant multiplied by the number of shares of TVDS received on that date. See the Notes to the Summary Compensation Table regarding the Stock Awards column for the assumptions used in computing these values. The amounts in this column reflect the grant date fair value of these awards for accounting purposes and do not correspond to the actual value that may be realized by the executives.

Outstanding Equity Awards at 2015 Fiscal Year-End Table

The following table provides information on the holdings of unexercised Stock Options and SARs (Option Awards) and of unvested TVDS, Performance Units and PS (Stock Awards) for each of the NEOs as of December 31, 2015. Robert Larney, whose employment at CDI ended in March 2015, did not hold any Option Awards or Stock Awards at year-end, so he does not appear in the table below.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Grant Date	Exercisable	Unexercisable
Scott J. Freidheim	09/15/14	0	50,000	15.28	09/15/21	09/15/14	TVDS	50,000	338,000
						09/15/14	TVDS	6,400	43,264
						09/15/14	PUs			270,173	1,826,369
						01/02/15	PUs			270,173	1,826,369

Michael S. Castleman						10/28/14	TVDS	59,844	404,545
						10/28/14	PUs			63,331	428,118
						11/14/14	TVDS	800	5,408
						03/09/15	TVDS	2,000	13,520

D. Hugo Malan						10/27/14	TVDS	63,331	428,118
						10/27/14	PUs			63,331	428,118

Brian D. Short	03/19/09	800	0	9.38	03/19/16	09/29/11	TVDS	1,488	10,059
	02/25/10	10,000	0	14.74	02/25/17	02/28/14	TVDS	2,483	16,785
	09/29/11	18,936	4,735	10.98	09/29/18	11/01/12	PS			259	1,752
	11/01/12	7,286	4,858	17.36	11/01/19	02/28/14	PS			4,433	29,970
	12/16/13	5,494	8,241	16.80	12/16/20	05/19/15	TVDS	19,470	131,617
	02/28/14	0	7,598	18.27	02/28/21

William J. Wasilewski	12/16/13	5,567	8,351	16.80	12/16/20	02/28/14	TVDS	3,120	21,091
	02/28/14	0	9,624	18.27	02/28/21	02/28/14	PS			5,616	37,964
						05/19/15	TVDS	15,576	105,294

Notes to the Outstanding Equity Awards at 2015 Fiscal Year-End Table:

All of the equity awards were granted under the Omnibus Stock Plan.

The “Number of Securities Underlying Unexercised Options” Column

Awards of Stock Options and SARs which were not fully exercisable at 12/31/15 become exercisable in accordance with the vesting schedule below. Vesting is generally subject to continued employment on the vesting date.

Grant Date	Award Type	Vesting

09/29/11	SARs	20% per year on each of the first five anniversaries of the date of grant
11/01/12	Options	20% on 03/01/13 and on each of the next four anniversaries of that date
12/16/13	Options	20% on 03/01/14 and on each of the next four anniversaries of that date
02/28/14	Options	One-third on the third anniversary, and two-thirds on the fourth anniversary, of the date of grant
09/15/14	Options	100% on the fifth anniversary of the date of grant

The “Number of Shares or Units of Stock That Have Not Vested” Column

Equity-Based Awards vest in accordance with the schedule below. Vesting is generally subject to continued employment on the vesting date.

Grant Date	Award Type	Vesting
09/29/11	TVDS	20% per year on each of the first five anniversaries of the date of grant
02/28/14	TVDS	100% on the third anniversary of the date of grant
09/15/14	TVDS (50,000 shares)	100% on the fifth anniversary of the date of grant
09/15/14	TVDS (6,400 shares)	20% per year on each of the first five anniversaries of the date of grant
10/27/14	TVDS	40% on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant, and 30% on the fourth anniversary of the date of grant
10/28/14	TVDS	40% on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant, and 30% on the fourth anniversary of the date of grant
11/14/14	TVDS	20% per year on each of the first five anniversaries of the date of grant
03/09/15	TVDS	20% per year on each of the first five anniversaries of the date of grant
05/19/15	TVDS	100% on 09/15/19

The “Market Value of Shares or Units of Stock That Have Not Vested” Column

The market value of the Stock Awards, for purposes of this column in this table, is based on the closing price of CDI stock as of the end of 2015, which was $6.76 per share.

The “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” Column

This column shows the number of Performance Units and Performance Shares which would be earned by the NEOs at the threshold level of performance.

For a detailed description of the Performance Units, see the Notes to the Summary Compensation Table for the Stock Awards column and pages 33-34 of the CD&A.

The Performance Units held by Messrs. Freidheim, Castleman and Malan are earned if certain time-based vesting requirements are satisfied and certain share price performance requirements are achieved between the grant date and September 15, 2019, subject to such measurement period ending earlier upon the occurrence of certain events, such as a sale of the company or a termination of employment. This column shows the number of Performance Units they would earn at the threshold level of share price performance. Any earned Performance Units are converted into their cash equivalent and deferred until vesting and then settled in cash, with the aggregate amount payable being $15 million for Mr. Freidheim (the total for both of his awards), $2 million for Mr. Castleman and $2 million for Mr. Malan if the minimum share price performance requirement is attained (a level which is double the share price at or around the time of the award) and the aggregate amount payable being $40 million for Mr. Freidheim (the total for both of his awards), $5 million for Mr. Castleman and $5 million for Mr. Malan if the maximum share price performance requirement is attained (a level which is triple the share price at or around the time of the award). The payout will be pro-rated for performance between the minimum and maximum stock value requirements. Any earned portion of the Performance Units will be paid within thirty days after September 15, 2019, subject to earlier payment if the applicable NEO’s employment is terminated due to death, by CDI without cause or due to disability or by the applicable NEO for good reason following a sale of the Company. Mr. Castleman and Mr. Malan also have the ability to make a special election after the second anniversary of the grant date to freeze the value of the award then earned as of such date and vest in such amount one year after such election is made if they remain employed through such one year anniversary (subject to earlier vesting upon the occurrence of certain events). Such election does not impact the time at which the award is settled. The threshold share performance requirements in the Performance Units held by Messrs. Freidheim, Castleman and Malan have not yet been met.

For the Performance Shares awarded to Mr. Short and Mr. Wasilewski in 2014, this column shows the number of Performance Shares which the executive would earn if the threshold stock price for the measurement period was attained. If the minimum stock price was attained during the two-year period after the grant date, one-half of the shares that were earned would vest shortly after the second anniversary of the grant date and the other half would vest shortly after the third anniversary of the grant date provided that the minimum stock price was also attained during the third year after the grant date. If the minimum stock price was not attained during the two-year period after the grant date but was attained during the third year after the grant date, then the shares which were earned would vest shortly after the third anniversary of the grant date. The threshold stock price for the Performance Shares awarded to Mr. Short and Mr. Wasilewski in 2014 has not yet been achieved.

For the Performance Shares awarded to Mr. Short in 2012, this column shows the number of Performance Shares which would be earned for 2016 (the final performance year under that award) at the threshold level of performance necessary to earn any Performance Shares for 2016. Eighty percent of the target number of Performance Shares granted were forfeited due to the failure to achieve the 2012 through 2015 performance thresholds. The Performance Shares shown in this column would vest based on CDI’s operating income for 2016, with vesting in the following year after CDI’s financial results for the year are approved.

For additional information regarding the Performance Shares awards, see the Notes to the Summary Compensation Table for the Stock Awards column.

The “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” Column

The value of the Equity Incentive Plan Awards shown in this table is based on the closing price of CDI stock as of the end of 2015, which was $6.76 per share. However, as of December 31, 2015, the Performance Units awards to Mr. Freidheim in 2015 and 2014 were each valued under fair value accounting standards at $37,667, which is approximately 2% of the values ($1,826,369) shown in this column in this table.

Option Exercises and Stock Vested Table for 2015

The following table provides information regarding (a) all exercises of Stock Options or SARs by the NEOs in 2015 and (b) all vestings of Stock Awards in 2015 on an aggregate basis for each of the NEOs. Mr. Larney was the only NEO to exercise Stock Options or SARs in 2015. Each of the NEOs except for Mr. Malan and Mr. Wasilewski vested in Stock Awards in 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott J. Freidheim	0	0	1,694	14,890
Michael S. Castleman	0	0	211	1,443
D. Hugo Malan	0	0	0	0
Brian D. Short	0	0	5,159	76,287
William J. Wasilewski	0	0	0	0
Robert M. Larney	10,801	184,282	160	2,232

Notes to the Option Exercises and Stock Vested Table for 2015:

The “Number of Shares Acquired on Exercise” Column

The amount in this column for Mr. Larney represents the total number of SARs and Stock Options he exercised in 2015. The number of shares shown in this column has not been reduced to reflect the shares which were withheld to satisfy Mr. Larney’s income tax obligations. Therefore, the net number of shares acquired by Mr. Larney was lower than the number shown in this column. The net number of shares which Mr. Larney received is set forth in the table at the end of this section.

The “Value Realized on Exercise” Column

The amount in this column for Mr. Larney is equal to the difference between the market price of CDI stock at the time he exercised each of his SARs and Stock Options and the exercise price for the respective SARs and Stock Options, multiplied by the number of SARs and Stock Options he exercised. Mr. Larney received CDI stock, not cash, upon exercise of his SARs and Stock Options. The value of the net number of shares received by Mr. Larney (after the number of shares was reduced to satisfy his income tax obligations) is set forth in the table at the end of this section.

The “Number of Shares Acquired on Vesting” Column

The shares reported in this column consist of shares of CDI stock received by the NEOs upon vesting of TVDS (and SPP units, in the case of Mr. Short), including additional shares of CDI stock which holders of TVDS and SPP units received upon vesting as a result of dividends. The additional shares had a value (based on the market price of CDI stock on the date of vesting) equal to the total dividends paid on a corresponding number of shares of CDI stock between the date that the TVDS or SPP units were granted and the date that the TVDS or SPP units vested.

The numbers of shares shown in this column have not been reduced to reflect the shares which were withheld to satisfy the income tax obligations of the NEOs. Therefore, the actual number of shares acquired by each NEO was lower than the number shown in this column. The actual number of shares of CDI stock which each NEO received is set forth in the table at the end of this section.

The “Value Realized on Vesting” Column

The values shown in this column are based on the market value of CDI stock on the vesting date. The values realized on vesting of TVDS and SPP units do not reflect the withholding of shares that was done to satisfy the income tax obligations of the NEOs. Therefore, as indicated in the table at the end of this section, the actual values realized by the NEOs on an after-tax basis are lower than the amounts shown in this column. The values shown in this column were received by the NEOs in shares of CDI stock, not in cash.

Name	Option Awards		Stock Awards
	Net Number of Shares Acquired on Exercise of Option Awards (#)	Value Realized Based on Net Number of Shares Acquired on Exercise of Option Awards ($)	Net Number of Shares Acquired on Vesting of Stock Awards (#)	Value Realized Based on Net Number of Shares Acquired on Vesting of Stock Awards ($)
Scott J. Freidheim	0	0	1,118	9,827
Michael S. Castleman	0	0	139	951
D. Hugo Malan	0	0	0	0
Brian D. Short	0	0	3,423	50,692
William J. Wasilewski	0	0	0	0
Robert M. Larney	6,887	117,585	105	1,465

Potential Payments Upon Termination of Employment or Change in Control

This section describes certain programs, plans and agreements that provide for the payment of benefits to the NEOs at, following or in connection with a termination or separation from employment or a change in control of the company.

Employment Agreement with Scott Freidheim

CDI entered into an employment agreement with Scott Freidheim on September 10, 2014, with a start date of September 15, 2014, when he joined CDI as our President and CEO. Under the employment agreement, if Mr. Freidheim’s employment is terminated by CDI without cause, then CDI will continue to pay his base salary for a period of (a) six months if such termination occurred on or before September 15, 2015 or (b) three months if such termination occurs after September 15, 2015 but on or before September 15, 2016. No continuation of his base salary will be paid if such termination occurs after September 15, 2016. In addition, in the event of a termination of employment by the company without cause, Mr. Freidheim would be entitled to receive: (a) any bonus earned under the non-equity annual incentive compensation plan in a prior completed fiscal year that hadn’t been paid as of his termination date, (b) a pro-rated bonus under the non-equity annual incentive compensation plan for the year of termination based on the performance of CDI for that year, and (c) certain continued and accelerated vesting benefits with respect to his stock options, TVDS and Performance Units awards, as described below in the section titled “Accelerated Vesting of Equity Awards”. All payments described above are contingent on Mr. Freidheim’s execution of a release and waiver of all claims against CDI within sixty days after such termination.

Mr. Freidheim’s employment agreement provides that during his employment with CDI and continuing through the first anniversary of the date of his termination of employment, he will not compete with CDI or solicit its employees, consultants, customers or prospective customers.

Employment Agreement with Michael Castleman

CDI entered into an employment agreement with Michael Castleman on October 20, 2014, with a start date of October 28, 2014, when he joined CDI as our Executive Vice President. Effective on March 6, 2015, Mr. Castleman assumed the role of Chief Financial Officer of CDI. Under his employment agreement, if Mr. Castleman’s employment is terminated by CDI without cause, then CDI will continue to pay his base salary for a period of (a) twelve months if such termination occurred on or before October 28, 2015 or (b) six months if such termination occurs after October 28, 2015. In addition, in the event of a termination of employment by the company without cause, Mr. Castleman would be entitled to receive: (a) any bonus earned under the non-equity annual incentive compensation plan in a prior completed fiscal year that hadn’t been paid as of his termination date, (b) a pro-rated bonus under the non-equity annual incentive compensation plan for the year of termination based on the performance of CDI for that year; provided, however, that if Mr. Castleman’s employment was terminated by the company without cause in 2015, the amount pro-rated would be based on not less than 70% of his base salary; and (c) certain continued and accelerated vesting benefits with respect to his TVDS and Performance Units awards, as described below in the section titled “Accelerated Vesting of Equity Awards”. All payments described above are contingent on Mr. Castleman’s execution of a release and waiver of all claims against CDI within sixty days after such termination.

Mr. Castleman’s employment agreement provides that during his employment with CDI and continuing through the first anniversary of the date of his termination of employment, he will not compete with CDI or solicit its employees, consultants, customers or prospective customers; provided, however, that if he is terminated after October 28, 2015, the non-competition covenant will only continue through the six-month anniversary of the date of his termination of employment.

Employment Agreement with Hugo Malan

CDI entered into an employment agreement with Hugo Malan on October 20, 2014, with a start date of October 27, 2014, when he joined CDI as our Executive Vice President. Under the employment agreement, if Mr. Malan’s employment is terminated by CDI without cause, then CDI will continue to pay his base salary for a period of (a) twelve months if such termination occurred on or before October 27, 2015 or (b) six months if such termination occurs after October 27, 2015. In addition, in the event of a termination of employment by the company without cause, Mr. Malan would be entitled to receive: (a) any bonus earned under the non-equity annual incentive compensation plan in a prior completed fiscal year that hadn’t been paid as of his termination date; (b) a pro-rated bonus under the non-equity annual incentive compensation plan for the year of termination based on the performance of CDI for that year; provided, however, that if Mr. Malan’s employment was terminated by the company without cause in 2015, the amount pro-rated would be based on not less than 70% of his base salary; and (c) certain continued and accelerated vesting benefits with respect to his TVDS and Performance Units awards, as described below in the section titled “Accelerated Vesting of Equity Awards”. All payments described above are contingent on Mr. Malan’s execution of a release and waiver of all claims against CDI within sixty days of such termination.

Mr. Malan’s employment agreement provides that during his employment with CDI and continuing through the first anniversary of the date of his termination of employment, he will not compete with CDI or solicit its employees, consultants, customers or prospective customers; provided, however, that if he is terminated after October 27, 2015, the non-competition covenant will only continue through the six-month anniversary of the date of his termination of employment.

Executive Severance Program

CDI’s former Executive Severance Program, which had been approved by the Compensation Committee, provides severance and other related benefits to designated senior management employees who have met a one-year service requirement and a performance rating of “on target” or better. Brian Short, William Wasilewski and Robert Larney were the only NEOs designated and eligible to receive benefits under this program during 2015. Those three executives had been grandfathered under the Program, and it otherwise has been suspended.

Under the former Executive Severance Program, an executive whose employment is terminated by the company without cause is entitled to receive continuing payments of bi-weekly amounts equal to the base salary the executive was receiving before his or her termination for twelve months following the termination date. These severance payments cease when the departed executive secures another job (or after twelve months, whichever comes first). Under the former Executive Severance Program, the company also pays up to $15,000 in outplacement services. In addition, the executive has up to two months following termination of employment in which to exercise any stock options or SARs that vested prior to termination of employment (but not beyond the expiration date of the SAR or stock option). During the twelve-month severance period, (a) if the executive elects to continue paying premiums under CDI’s group medical, dental and vision insurance (referred to collectively as “health insurance”) plan pursuant to the plan’s continuation coverage provisions, CDI would continue to pay the same portion of the executive’s health insurance premiums as it was previously paying, and (b) CDI continues to provide basic life insurance coverage. In return for receiving the benefits under the Executive Severance Program, the executive must agree to (a) release the company from claims and (b) not compete with CDI or solicit its employees or customers during the severance period.

Under the terms of the Executive Severance Program, if a participating executive is entitled to receive severance, notice or similar termination payments in connection with the cessation of his or her employment under an employment agreement with CDI or under applicable law that equals or exceeds the value of the benefits under the Executive Severance Program, then no payments will be made under this program. However, if such payments are less than the value of the benefits under the Executive Severance Program, the company will pay the difference to the executive.

Separation Agreement with Robert Larney

CDI entered into an employment agreement with Robert Larney on August 30, 2011 when he joined CDI as our Executive Vice President and Chief Financial Officer. On January 30, 2015, CDI and Mr. Larney entered into a separation agreement regarding Mr. Larney’s separation of employment with the company, which occurred on March 6, 2015. Pursuant to the Executive Severance Program and his separation agreement, and contingent on his agreement to release CDI from, and waive, any claims he may have arising from his employment with CDI and the separation therefrom, Mr. Larney was entitled to receive the following severance benefits: (a) one year of continued base salary (at an annual rate of $475,000) to be paid in substantially equal installments every two weeks (provided that the company’s obligation to continue to pay such amounts will end earlier in the event he secures new employment); (b) a bonus, if any, in accordance with the terms and conditions of the 2014 non-equity annual incentive compensation plan, payable at the same time payment was made to other executives covered under this program; (c) up to $15,000 in outplacement services; (d) the same portion of his health insurance premiums CDI was paying before this termination if he elected to continue paying premiums under CDI’s group medical, dental and vision insurance plan for a period of twelve months; (e) continuation of basic life insurance coverage for a period of twelve months; (f) up to $500 per month for certain expense reimbursements for a period of twelve months; and (g) the right to exercise any stock options or SARs that vested prior to the termination for up to two months following such termination. Mr. Larney was subject to the non-competition and non-solicitation of employees and customers covenants contained in his employment agreement for a period of one year following his separation of employment.

Non-Equity Annual Incentive Compensation Plan

Under CDI’s Non-Equity Annual Incentive Compensation Plan, if an executive resigns or is terminated by the company for cause prior to the date that payouts are made, the executive would not receive any payout. Unless provided otherwise in an employment agreement, if the executive’s employment is terminated due to long-term disability or death, the executive would receive a pro-rated payout based on the months of the year that the executive was employed by CDI. If the executive’s employment is terminated for any other reason (including retirement), a payout to the executive may be considered at the discretion of the CEO and subject to the approval of the Compensation Committee. Provisions contained in the employment agreements of Messrs. Freidheim, Castleman and Malan regarding their right to receive a pro-rated portion of their non-equity annual incentive compensation following termination of employment under certain circumstances are described above.

Non-Equity Long-Term Incentive Awards

Pursuant to the terms of the non-equity Long-Term Incentive Awards for Mr. Short and Mr. Wasilewski in 2015, if either executive’s employment is terminated by the company without cause, then his Long-Term Incentive Award will remain outstanding for an additional period of six months following such termination of employment and will continue to be earned in accordance with its terms (subject to the executive’s execution and non-revocation of a release of claims within sixty days after the date of termination). In addition, in the event of a termination of such executive’s employment by the company without cause, by the company due to total disability, as the result of such executive’s death or by such executive for good reason following the occurrence of a sale of CDI, then subject to such executive’s execution and non-revocation of a release of claims within sixty days after the date of termination, the earned portion of such executive’s Long-Term Incentive Award will be paid within sixty days after the earlier of the six month anniversary following such termination of employment and September 15, 2019 (or, in the case of a termination due to such executive’s death, within sixty days after the date of such death). In addition, if any portion of the performance requirements for the Long-Term Incentive Awards for Mr. Short or Mr. Wasilewski have been satisfied on or after the second anniversary of the grant date of the award and prior to September 15, 2018, then the executive may elect to freeze the payout amount of the award as of the date of such election, and such executive will vest in such frozen payout amount on the earlier of (a) the first anniversary of the date on which such election is made, provided that the executive remains employed with the company through such first anniversary or (b) the date on which such executive’s employment is terminated by the company without cause or due to disability, by the executive for good reason following a sale of CDI, or as the result of the executive’s death. If the executive’s employment with the company terminates prior to the first anniversary of such election for any other reason, then the Long-Term Incentive Award will be forfeited. To the extent earned in connection with such an election, the payments under the the Long-Term Incentive Award will be made on the same schedule as described above.

Accelerated Vesting of Equity-Based Awards

Stock Options. Under CDI’s standard form of stock option agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, any unvested stock options will vest as of the date of such event. If the holder’s employment with CDI terminates for any other reason, any unvested stock options will be forfeited. At the end of 2015, Mr. Short and Mr. Wasilewski were the only NEOs who held stock options that were subject to this form of agreement.

Pursuant to Mr. Freidheim’s employment agreement, in the event that his employment is terminated by the company without cause prior to September 15, 2019, then a pro-rata portion of the stock option granted to him on September 15, 2014 will vest in an amount equal to the product of (a) the number of shares of CDI stock underlying such stock option, multiplied by (b) a fraction, the numerator of which is the number of days in the period commencing on the grant date and ending on the date of termination of employment and the denominator of which is 1,825 (the total number of days in the five-year period after the grant date). In the event of any other termination of employment prior to September 15, 2019, all of the unvested stock options granted to Mr. Freidheim on September 15, 2014 will be forfeited.

SARs. Under CDI’s standard form of SARs agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, any unvested SARs will vest as of the date of such event. If the holder’s employment with CDI terminates for any other reason, any unvested SARs will be forfeited. At the end of 2015, Mr. Short was the only NEO who held SARs that were subject to this provision.

Time-Vested Deferred Stock. Under CDI’s standard form of TVDS agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, the shares which are scheduled to vest at the next succeeding anniversary of the grant date will vest as of the date of such termination, and any other shares of TVDS which have not vested as of the date of such termination will be forfeited. If the holder’s employment with CDI is terminated for any reason other than the reasons stated in the foregoing sentence, any unvested shares at the time of such termination will be forfeited. At the end of 2015, Mr. Short and Mr. Wasilewski were the only NEOs who held shares of TVDS that were subject to this provision.

Pursuant to Mr. Freidheim’s employment agreement, in the event that his employment is terminated by the company without cause prior to September 15, 2019, then a pro-rata portion of the TVDS award granted to him on September 15, 2014 will vest in an amount equal to the product of (a) the number of shares of CDI stock underlying such TVDS award, multiplied by (b) a fraction, the numerator of which is the number of days in the period commencing on the grant date and ending on the date of termination of employment and the denominator of which is 1,825 (the total number of days in the five-year period after the grant date). In the event of any other termination of employment prior to September 15, 2019, the unvested portion of the TVDS award granted to Mr. Freidheim on September 15, 2014 will be forfeited.

Pursuant to the terms of the employment agreements for Mr. Castleman and for Mr. Malan, in the event that the executive’s employment is terminated by the company without cause prior to the final vesting date of the initial hire TVDS awards granted to him in 2014, then a pro-rata portion of the first tranche of the TVDS award scheduled to vest after the date of such termination of employment will become vested, with such portion to equal the product of (a) the number of shares of CDI stock underlying such tranche, multiplied by (b) a fraction, the numerator of which is the number of days in the period commencing on the grant date and ending on the date of termination of employment and the denominator of which is the number of days from the grant date and ending on the date on which such tranche was scheduled to vest. In the event of any other termination of employment, the unvested portion of the initial hire TVDS awards granted to Mr. Castleman and to Mr. Malan in 2014 will be forfeited.

With respect to any shares of TVDS received by an NEO pursuant to the Executive Stock Purchase Opportunity Program, if the NEO’s employment is terminated by CDI without cause or in the event of the death, disability or retirement of the NEO, then all unvested shares of TVDS will immediately vest. If the NEO’s employment is terminated due to the NEO’s resignation or for cause, the unvested shares of TVDS will be forfeited. At the end of 2015, Mr. Freidheim and Mr. Castleman were the only NEOs who held shares of TVDS acquired under the Executive Stock Purchase Opportunity Program. At the time his employment ended in March 2015, Mr. Larney held shares of TVDS acquired under the Executive Stock Purchase Opportunity Program.

Performance Shares. Under CDI’s standard form of Performance Shares agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, after the last day of a particular fiscal year but prior to the determination date in the following fiscal year, any Performance Shares that would have vested on the determination date of the following fiscal year will immediately vest. Otherwise, all unvested Performance Shares will be forfeited upon termination of employment. At the end of 2015, Mr. Short and Mr. Wasilewski were the only NEOs who held Performance Shares, though none of the Performance Shares awarded to those executives were earned as of December 31, 2015.

Performance Units (value creation contingent awards). Pursuant to the terms of Mr. Freidheim’s Performance Units awards, if Mr. Freidheim’s employment is terminated by the company without cause, then his Performance Units awards will remain outstanding for an additional period of six months following such termination of employment and will continue to be earned in accordance with their terms (subject to Mr. Freidheim’s execution and non-revocation of a release of claims within sixty days after the date of termination). In addition, in the event of a termination of Mr. Freidheim’s employment by the company without cause, by the company due to total disability, as the result of Mr. Freidheim’s death or by Mr. Freidheim for good reason following the occurrence of a sale of CDI, then subject to Mr. Freidheim’s execution and non-revocation of a release of claims within sixty days after the date of termination, the earned portion of Mr. Freidheim’s Performance Units awards will become vested and will be settled within sixty days after the earlier of the six month anniversary following such termination of employment and September 15, 2019 (or, in the case of a termination due to Mr. Freidheim’s death, within sixty days after the date of his death). In the event of any other termination of employment, the unvested portion of Mr. Freidheim’s Performance Units awards will be forfeited.

Pursuant to the terms of the 2014 Performance Units awards for Mr. Castleman and Mr. Malan, if either executive’s employment is terminated by the company without cause, then his Performance Unit award will remain outstanding for an additional period of six months following such termination of employment and will continue to be earned in accordance with its terms (subject to the executive’s execution and non-revocation of a release of claims within sixty days after the date of termination). In addition, in the event of a termination of such executive’s employment by the company without cause, by the company due to total disability, as the result of such executive’s death or by such executive for good reason following the occurrence of a sale of CDI, then subject to such executive’s execution and non-revocation of a release of claims within sixty days after the date of termination, the earned portion of such executive’s 2014 Performance Unit award will become vested and will be settled within sixty days after the earlier of the six month anniversary following such termination of employment and September 15, 2019 (or, in the case of a termination due to such executive’s death, within sixty days after the date of such death). In addition, if any portion of the performance requirements for the 2014 Performance Unit awards for Mr. Castleman or Mr. Malan have been satisfied on or after the second anniversary of the grant date of the award and prior to September 15, 2018, then the executive may elect to freeze the payout amount of the award as of the date of such election, and such executive will vest in such frozen payout amount on the earlier of (a) the first anniversary of the date on which such election is made, provided that the executive remains employed with the company through such first anniversary or (b) the date on which such executive’s employment is terminated by the company without cause or due to disability, by the executive for good reason following a sale of CDI, or as the result of the executive’s death. If the executive’s employment with the company terminates prior to the first anniversary of such election for any other reason, then the Performance Unit award will be forfeited. To the extent vested in connection with such an election, the Performance Units award will be settled in the same manner as described above.

As of the end of 2015, none of the performance goals for the Performance Unit awards held by the NEOs were satisfied.

“Clawback” Policy

The company can cancel and recoup (or “claw back”) from any employee in the CDI organization any incentive compensation or equity awards that were based on incorrect information, whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). Therefore, certain payments and benefits described in this section regarding “Potential Payments Upon Termination of Employment or Change in Control” may be subject to forfeiture and clawback under certain circumstances.

Tables for Potential Payments to the NEOs upon Termination of Employment or Change in Control

The first table below sets forth the benefits that each of the NEOs other than Mr. Larney would have received if a termination or separation from employment or a change in control of CDI had occurred on December 31, 2015. The second table below sets forth the actual severance benefits that Mr. Larney received or will receive in connection with his separation from employment. The actual amounts paid to an executive can only be determined at the time of the executive’s separation from the company, and so the actual amounts paid to executives other than Mr. Larney upon a termination of employment are likely to differ from the amounts set forth in the first table below.

The first table does not contain any columns for resignation or termination of employment by CDI for cause or for a change in control because no benefits would be payable to the NEOs in those cases. Also, the first table contains no column for retirement because none of the NEOs were retirement-eligible under the terms of CDI’s executive compensation programs and agreements as of the end of 2015.

Certain benefits which are provided generally to all salaried employees of CDI (such as a payment for accrued but unused time-off) are excluded from these tables. Certain benefits are contingent upon the executive signing a release and waiver of claims in favor of CDI, including covenants which prohibit the executive from disclosing proprietary or confidential information of CDI and from competing with the company or soliciting its customers or employees for a certain period after termination of their employment. Severance and other deferred compensation payments to the NEOs may be subject to a six-month delay following the executive’s termination of employment, if necessary to avoid the imposition of an additional 20% tax on such payments pursuant to Section 409A of the Internal Revenue Code.

Type of Payment or Benefit	Termination Not for Cause ($)	Termination Due to Death or Disability ($)
Scott J. Freidheim
Salary continuation (1)	150,000	0
Non-equity annual incentive compensation	0	0
Accelerated vesting of TVDS (3)	155,305	59,280
Accelerated vesting of Stock Options (4)	0	0
Accelerated vesting of Performance Units (5)	0	0
Total	305,305	59,280

Michael S. Castleman
Salary continuation (1)	200,000	0
Non-equity annual incentive compensation (2)	280,000	0
Accelerated vesting of TVDS (3)	126,320	21,840
Accelerated vesting of Performance Units (5)	0	0
Total	606,320	21,840

D. Hugo Malan
Salary continuation (1)	200,000	0
Non-equity annual incentive compensation (2)	280,000	0
Accelerated vesting of TVDS (3)	110,826	0
Accelerated vesting of Performance Units (5)	0	0
Total	590,826	0

Brian D. Short
Salary continuation (1)	375,000	0
Non-equity annual incentive compensation	0	0
Outplacement services	15,000	0
Life insurance coverage (6)	491	0
COBRA reimbursements	0	0
Accelerated vesting of TVDS (3)	0	13,347
Accelerated vesting of SARs (4)	0	0
Accelerated vesting of Stock Options (4)	0	0
Accelerated vesting of Performance Shares (5)	0	0
Accelerated vesting of Long-Term Cash Award (5)	0	0
Total	390,491	13,347

William J. Wasilewski
Salary continuation (1)	380,000	0
Non-equity annual incentive compensation	0	0
Outplacement services	15,000	0
Life insurance coverage (6)	491	0
COBRA reimbursements (7)	7,285	0
Accelerated vesting of Stock Options (4)	0	0
Accelerated vesting of TVDS	0	0
Accelerated vesting of Performance Shares (5)	0	0
Accelerated vesting of Long-Term Cash Award (5)	0	0
Total	402,776	0

Type of Payment or Benefit	Amounts Paid and Payable in Connection with Termination of Employment ($)
Robert M. Larney
Severance payments (8)	475,010
Non-equity annual incentive compensation (9)	190,545
Outplacement services	15,000
Life insurance coverage (6)	491
COBRA reimbursements (7)	7,456
Expense reimbursements (10)	4,640
Accelerated vesting of TVDS (11)	2,232
Total	695,374

Notes to the Tables for Potential Payments to the NEOs upon Termination of Employment or Change in Control:

(1)	These amounts represent: (a) three months of continued base salary for Mr. Freidheim, (b) six months of continued base salary for Mr. Castleman and Mr. Malan, and (c) twelve months of continued base salary for Mr. Short and Mr. Wasilewski.

(2)	With respect to Mr. Castleman and Mr. Malan, this amount represents the pro-rata annual cash incentive bonus for 2015 (which, based on a termination date of December 31, 2015, is assumed to equal the applicable NEO’s actual 2015 annual cash incentive bonus), which was the guaranteed minimum bonus amount for 2015 as set forth in their employment agreements.

(3)	These dollar amounts represent: (a) in the event of a termination not for cause, the value of 20,959 shares of TVDS vesting on December 31, 2015 for Mr. Freidheim, 17,100 shares of TVDS vesting on December 31, 2015 for Mr. Castleman, and 14,956 shares of TVDS vesting on December 31, 2015 for Mr. Malan; and (b) in the event of death or disability, the value of 8,000 shares of TVDS vesting on December 31, 2015 for Mr. Freidheim, 3,000 shares of TVDS vesting on December 31, 2015 for Mr. Castleman, and 1,488 shares of TVDS vesting on December 31, 2015 for Mr. Short. The value of shares of TVDS subject to accelerated vesting is based on the closing price of CDI stock on December 31, 2015, which was $6.76 per share. The dollar amounts also include the value of any additional shares which the executive would be entitled to receive upon vesting based on the aggregate dividends paid on CDI stock between the date of grant and the date of vesting. No deduction has been made for the taxes which would be payable by the executive upon the vesting of the shares of TVDS.

(4)	The Stock Options and SARs which are subject to accelerated vesting have no value reflected in this table because the closing price of CDI stock on December 31, 2015 ($6.76 per share) is below the exercise price of the Stock Options and SARs.

(5)	Because the minimum level of achievement of the performance goals for the Performance Units, Performance Shares and Long-Term Cash Awards was not satisfied as of December 31, 2015, no value is reported in this row in connection with the accelerated vesting of such awards.

(6)	These amounts represent the cost of twelve months of life insurance coverage paid by the company.

(7)	These amounts represent the portion of the cost of twelve months of continued health insurance benefits which are paid for by the company, assuming that the NEO continues to make his required health insurance plan payments as in effect immediately before termination of employment.

(8)	This amount represents the total severance payments to Mr. Larney, which is equal to his annual base salary.

(9)	This amount represents the non-equity annual incentive compensation earned by Mr. Larney for 2014, which was paid to him in March 2015, shortly after his employment ended.

(10)	This amount represents twelve months of actual expense reimbursements. Under his Separation Agreement, Mr. Larney is entitled to receive expense reimbursements of up to $500 per month during the twelve-month period following his separation date.

(11)	This amount represents the value of 144 shares of TVDS which vested on the last day of Mr. Larney’s employment, plus the value of 16 shares of CDI stock which he received upon vesting based on the aggregate dividends paid on CDI stock between the date of grant and the date of vesting. No deduction has been made for the taxes which were payable by Mr. Larney upon the vesting of the shares of TVDS.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

CDI seeks approval from its shareholders, in a non-binding advisory vote, of the compensation of the company’s Named Executive Officers (NEOs) as described in the Executive Compensation section beginning on page 24, including the Compensation Discussion and Analysis (CD&A) beginning on page 26 and the related compensation tables beginning on page 39. CDI submits this proposal to its shareholders on an annual basis. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended.

As described more fully in the CD&A, CDI’s executive compensation program is designed to promote a performance-based culture and aligns the interests of shareholders and executives through variable, at-risk compensation. Our compensation program is structured so that a large percentage of compensation is tied to the achievement of challenging levels of company performance. This was demonstrated in 2014, when CDI hired a new CEO and other top executives. Their compensation arrangements were structured to emphasize long-term rewards based primarily on the creation of significant shareholder value. Each of these executives agreed to take a large portion of their potential compensation in the form of value creation contingent awards (performance units) that are dependent on CDI achieving share prices that are between two and three times the stock price at or around the time of grant. These awards do not pay off at all in the event of unattractive or modest returns for shareholders. In 2015, similar compensation arrangements were put in place for the other two NEOs who joined the company prior to 2014.

As a result of the company’s financial results, no short-term or long-term incentive compensation was earned by executives participating in the short-term incentive compensation program for 2015, the value creation contingent awards granted in 2014 or 2015 or the performance share grants made in prior years. This reflects the pay-for-performance nature of CDI’s incentive compensation program.

Our pay-for-performance philosophy is further illustrated in the supplemental table at the bottom of page 39, which shows the actual compensation realized by our CEO since he joined the company. The total realized compensation amounts in the supplemental table are substantially less than the total compensation shown in the Summary Compensation Table, for the reasons explained on page 39. We believe that this table demonstrates that while we provide our executives with the opportunity to earn significant compensation if challenging results are achieved, failure to achieve those performance levels will result in our executives not realizing those compensation opportunities.

For the reasons set forth above and in the CD&A, we are asking our shareholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. This is commonly referred to as a “say-on-pay” resolution. While not binding on the company, the Board and the Compensation Committee value input from shareholders and will review and consider the voting results when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote FOR Proposal Two, to approve, on an advisory basis, the compensation of our Named Executive Officers, as described above in the Executive Compensation section, including the CD&A and the related compensation tables and narrative discussion. Shares represented by the accompanying proxy will be voted FOR this proposal unless a contrary choice is specified.

PROPOSAL THREE

RATIFICATION OF KPMG LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

Appointment of Independent Registered Public Accounting Firm for 2016

The independent registered public accounting firm of KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent registered public accounting firm for the fiscal year ending December 31, 2016, subject to ratification by the shareholders of the company. KPMG has served the company in this capacity for many years and has gained valuable knowledge of CDI’s business. The Audit Committee considers KPMG to be well-qualified for this engagement. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Three. Shares represented by the accompanying Proxy will be voted FOR this proposal unless a contrary choice is specified.

Services and Fees of the Independent Registered Public Accounting Firm for 2015 and 2014

KPMG LLP served as CDI’s independent registered public accounting firm for the fiscal years ended December 31, 2015 and December 31, 2014. KPMG’s fees for services rendered to CDI for the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2015	2014
Audit Fees (1)	$1,388,000	$1,504,158
Audit-Related Fees (2)	38,000	38,000
Tax Fees (3)	21,312	6,867
All Other Fees (4)	1,307	1,435
TOTAL FEES	$1,448,619	$1,550,460

(1)	Audit Fees in 2015 and 2014 consisted of the aggregate fees billed in connection with the audit of CDI’s annual financial statements (including activities relating to the evaluation of CDI’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the financial statements included in CDI’s quarterly reports on Form 10-Q.

(2)	Audit-Related Fees in 2015 and 2014 consisted of the fees for an audit of the financial statements of CDI’s 401(k) plan.

(3)	Tax Fees in 2015 and 2014 related to consulting services in connection with certain international tax matters.

(4)	All Other Fees in 2015 and 2014 consisted of a license fee for certain payroll tax compliance software used by CDI in the United Kingdom.

Pre-Approval Policy for Auditor Services

The Audit Committee (sometimes referred to simply as the “Committee” in this section) has adopted a policy which requires it to pre-approve the audit and non-audit services performed by CDI’s independent registered public accounting firm in order to assure that providing such services will not impair the firm’s independence.

For audit services, KPMG provides the Committee each fiscal year with an engagement letter outlining the scope of the audit services proposed to be performed in connection with that fiscal year, along with a fee proposal for those services. If agreed to by the Committee, the Committee formally accepts this engagement letter and fee proposal. In connection with its approval of the fee proposal, the Committee may also pre-approve the expenditure by management of an amount up to an additional 10% of such fee proposal in order to cover such additional costs as may be incurred for audit services that are performed for that fiscal year. However, our practice has been for KPMG to submit any proposed additional fees to the Committee for approval.

KPMG was not retained to provide any non-audit or non-audit-related services to CDI in 2015 other than certain tax consulting described in the table above (for $21,312 in fees) and a license for certain payroll tax compliance software used by CDI in the United Kingdom (a $1,307 fee). Under CDI’s pre-approval policy, management may submit to the Committee for approval a detailed list of non-audit and non-audit-related services that it recommends the Committee engage the independent registered public accounting firm to provide for the year. Management and the independent registered public accounting firm must each confirm to the Committee that each non-audit and non-audit-related service on the list is permissible under all applicable legal requirements. In addition to the list of anticipated non-audit and non-audit-related services, a budget estimating non-audit and non-audit-related services spending for the fiscal year would be provided. The Committee must approve both the list of permissible non-audit and non-audit-related services and the budget for such services. The Committee must be informed routinely as to the non-audit and non-audit-related services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair of the Committee the authority to amend or modify the list of approved and permissible non-audit and non-audit-related services and fees. The Chair reports any action taken to the Committee at the next Committee meeting. The Committee expressly does not delegate to management the Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm.

The independent registered public accounting firm must ensure that the Committee has approved all services provided to CDI. The independent registered public accounting firm’s fees, as compared to the budget for such services, are tracked and reported to the Committee on a regular basis.

Report of the Audit Committee

The Audit Committee of CDI’s Board is comprised of four directors, all of whom meet the standards of independence adopted by the NYSE and the SEC. The Board has determined that Ronald Kozich and Anna Seal are audit committee financial experts, as defined in the rules of the SEC.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by: (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others; (b) monitoring the company’s financial reporting processes and internal control systems; (c) retaining the company’s independent registered public accounting firm (subject to shareholder ratification); (d) overseeing the company’s independent registered public accounting firm and internal auditors; and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee’s charter, which has been adopted by the Board. A copy of the Audit Committee Charter can be found on CDI’s website at www.cdicorp.com, in the Investor Relations section.

Management is responsible for the financial reporting process (including establishing and maintaining CDI’s system of internal controls), for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the company’s internal control over financial reporting. KPMG, the company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee held nine meetings during 2015. Committee meetings were designed to, among other things, facilitate and encourage communication among members of the Committee, CDI’s management, KPMG and the internal auditors. The Committee has reviewed and discussed the audited financial statements of CDI for the year ended December 31, 2015 with management of the company and with representatives of KPMG.

Management completed the documentation, testing and evaluation of CDI’s system of internal control over financial reporting as of December 31, 2015. The Audit Committee was kept apprised of the progress of the evaluation over the course of the year and provided oversight during that process. In connection with this oversight, the Committee received periodic updates provided by management, KPMG and the internal auditors, and the Committee discussed issues raised by those updates as they arose. At the conclusion of the process, management provided the Committee with a report which concluded that the company’s internal control over financial reporting was effective as of December 31, 2015, and the Committee reviewed and discussed that report.

The Committee has also discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CDI’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

AUDIT COMMITTEE:

Lawrence C. Karlson, Chair

Joseph L. Carlini

Ronald J. Kozich

Anna M. Seal

ANNUAL REPORT

CDI’s Annual Report to Shareholders for the year ended December 31, 2015 is being mailed to all shareholders together with this Proxy Statement. That report should not be regarded as proxy solicitation material or as a part of this Proxy Statement.

SHAREHOLDER NOMINATIONS OR PROPOSALS FOR NEXT YEAR’S MEETING

Under the By-Laws of the company, shareholders desiring to nominate directors for election or bring other business before a meeting of CDI’s shareholders must do so in a written notice no earlier than 120 days, and no later than 90 days, prior to the first anniversary of the preceding year’s annual meeting. Therefore, shareholders who wish to nominate directors for election or bring other business before CDI’s 2017 annual meeting are required to do so no later than February 16, 2017 and no earlier than January 17, 2017. The notice must be delivered to the Company Secretary at CDI’s principal executive office and must include all of the information specified in the By-Laws of the company. A shareholder proposal must also comply with Rule 14a-8 under the U.S. Securities Exchange Act of 1934, as amended. Except as otherwise provided by law, the chairman of the shareholders’ meeting will have the power and duty to determine whether a nomination, or any business proposed to be brought before the meeting, was made or proposed in accordance with the procedures set forth in the company’s By-Laws.

Dated: April 13, 2016

Philadelphia, Pennsylvania

           APPENDIX A

Reconciliations of Non-GAAP Financial Measures to U.S. GAAP Financial Measures:

Page 26 in the CD&A section of this Proxy Statement contains financial information calculated other than pursuant to U.S. Generally Accepted Accounting Principles (GAAP). In particular, it includes Adjusted EBITDA and Adjusted Earnings Per Share (EPS). Adjusted EBITDA excludes interest, income taxes, depreciation and amortization expense, impairment charges, restructuring and other related costs, share-based compensation expense, leadership transition costs, loss on disposition, certain acquisition and litigation items, gain from the sale of a non-operating corporate asset, impairment related costs and sales and use tax recovery benefits. Adjusted EPS excludes impairment charges, restructuring charges, restructuring and other related costs, leadership transition costs, loss on disposition, certain acquisition and litigation items, amortization of acquired intangibles, gain on sale of non-operating asset, impairment related costs, sales and use tax recovery benefit and the related income tax effect. These are presented as supplemental measures of performance.

These non-GAAP measures have limitations as analytical tools, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of CDI’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EPS as analytical tools are: (a) these measures do not reflect all our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (b) these measures do not reflect changes in, or cash requirements for, our working capital needs; (c) these measures do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; (d) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; (e) share-based compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it from Adjusted EBITDA as an expense when evaluating our ongoing operating performance for a particular period; (f) these measures do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and (g) other companies in our industry may calculate these measures differently than we do, limiting its usefulness as a comparative measure.

CDI presents these non-GAAP financial measures because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are also used by management in its evaluation of core operations and financial and operational decision-making.

For CDI’s financial results for the years ended December 31, 2015 and December 31, 2014 reported under GAAP, see the company’s Annual Report on Form 10-K filed with the SEC on March 3, 2016.

	Year ended December 31,
	2015	2014
	(amounts in thousands, except per share data)
Net income (loss) attributable to CDI to Adjusted EBITDA:
Net income (loss) attributable to CDI	$(37,003)	$3,082
Interest expense, net	518	196
Income tax expense	8,551	2,141
Depreciation and amortization	11,679	10,717
Impairment (a)	21,537	14,653
Restructuring and other related costs (b)	4,217	3,645
Share-based compensation (c)	2,202	2,708
Leadership transition (d)	113	2,262
Loss of disposition (e)	310	—
Acquisition related (f)	2,275	—
Litigation (g)	—	700
Gain on sale of non-operating corporate asset (h)	(840)	—
Impairment related costs (i)	150	—
Sales and use tax recovery benefit (j)	(525)	—

Adjusted EBITDA	$13,184	$40,104
EPS to Adjusted EPS:
Earnings per common share – diluted	$(1.88)	$0.16
Impairment (a)	1.09	0.74
Restructuring and other related costs (b)	0.21	0.18
Leadership transition (d)	0.01	0.11
Loss on disposition (e)	0.01	—
Acquisition related (f)	0.12	—
Amortization of acquired intangibles (k)	0.11	—
Litigation (g)	—	0.04
Gain on sale of non-operating corporate asset (h)	(0.04)	—
Impairment related costs (i)	0.01	—
Sales and use tax recovery benefit (j)	(0.03)	—
Income tax effect (l)	0.43	(0.39)

Adjusted EPS	$0.04	$0.84

(a)	Represents “Impairment” in the consolidated statements of operations related to the impairment of goodwill, certain fixed assets, definite-lived intangibles and other assets.
(b)	Represents “Restructuring and other related costs” in the consolidated statements of operations related to restructuring plans undertaken during 2013, 2014 and 2015.
(c)	Represents share-based compensation expense included in “Operating and administrative expense” in the consolidated statements of operations.
(d)	Represents charges associated with the CEO and other executive leadership changes included in “Operating and administrative expense” in the consolidated statements of operations.
(e)

Represents “Loss on disposition” in the consolidated statements of operation related to the disposition of the Company’s controlling interest in a Mexico-based engineering design company in the Company’s GETS segment.

(f)	Represents incremental costs associated with the acquisition related activities included in “Operating and administrative expense” in the consolidated statements of operations.
(g)	Represents the impact to “Operating and administrative expense” in the consolidated statements of operations for the 2014 charge related to a legal claim.
(h)	Represents the gain on sale of non-operating corporate asset included in “Other income (expense), net” in the consolidated statements of operations.
(i)	Represents third-party valuation and related consulting fees associated with the impairment included in “Operating and administrative expense” in the consolidated statements of operations.
(j)	Represents a net recovery on settlement of 2007 to 2011 Pennsylvania sales and use tax included in “Operating and administrative expense” in the consolidated statements of operations.
(k)

Represents the EPS impact to “Operating and administrative expense” in the consolidated statements of operations related to the amortization of definite-lived intangibles identified as a result of acquisitions completed during the fourth quarter of 2015.

(l)

Represents the aggregate income tax effect of each of the adjustments to diluted earnings per common share based on the specific income tax effect, including any related deferred tax adjustments and an $11.8 million valuation allowance for deferred tax assets recorded during the fourth quarter of 2015.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted online or by telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2016.
Vote Online
• Go to www.investorvote.com/CDI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED ONLINE OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the nominated directors in Proposal 1 and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS The nine nominees are:

01 - Joseph L. Carlini 05 - Lawrence C. Karlson 09 - Barton J. Winokur	02 - Michael J. Emmi 06 - Ronald J. Kozich	03 - Scott J. Freidheim 07 - Anna M. Seal	04 - Walter R. Garrison 08 - Albert E. Smith	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) or number(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve executive compensation	☐	☐	☐	3. Ratify the appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2016	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments (if any) below.

s	C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED ONLINE OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Your vote is important to us. Please promptly mail back this proxy card or vote online or by telephone. See the other side for instructions on how to vote online or by telephone.
Proxy

CDI CORP.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

This Proxy is Solicited on Behalf of the Board of Directors

Each shareholder signing this Proxy hereby appoints Brian D. Short and Craig H. Lewis, and each of them acting individually, each with the power to appoint his substitute, as proxies and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDl Corp. held of record by the signer on March 15, 2016 at CDl Corp.’s annual meeting of shareholders to be held on May 17, 2016, or any adjournment or postponement thereof. In the event that any other matter may properly come before the meeting or any adjournment or postponement thereof, the named proxies are each authorized to vote upon such matter at their discretion. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 13, 2016 and hereby expressly revokes any and all proxies previously given or executed by the shareholder with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDl Corp. gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL NINE NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF, AND FOR PROPOSALS TWO AND THREE. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)